UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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☐	Soliciting Material under §240.14a-12

Petco Health and Wellness Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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petco

THE HEALTH + WELLNESS CO.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS AND 2022 PROXY STATEMENT

SMITTENS

OUR MISSION

We love pets. We are a purpose-driven company dedicated to improving the lives of pets, their parents, and the partners who work for us. We are committed to being the leading, most trusted resource in pet care, providing a comprehensive portfolio of essential products and services with expert advice that addresses all aspects of pet health and wellness.

Petco Health and Wellness Company, Inc.

10850 Via Frontera

San Diego, CA 92127

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 28, 2022

12:00 p.m. Pacific Time

www.virtualshareholdermeeting.com/WOOF2022

To Our Stockholders: We are pleased to invite you to attend the 2022 Annual Meeting of Stockholders of Petco Health and Wellness Company, Inc. (“Petco” or, the “Company”) on Tuesday, June 28, 2022 at 12:00 p.m., Pacific Time online via live audio webcast at www.virtualshareholdermeeting.com/WOOF2022 (the “Annual Meeting”) for the following purposes:

1.

To elect the four director nominees named in the proxy statement as Class II directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1);

2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers (Proposal 2);

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2023 (Proposal 3); and

4.	To transact any other business that may be properly presented at the Annual Meeting or any adjournment or postponement thereof.

The Company’s board of directors has determined to hold the Annual Meeting virtually. We believe that this is the right choice for Petco as it provides expanded stockholder access regardless of the size of the Annual Meeting or resources available to stockholders, improves communications, and allows the participants to attend the Annual Meeting safely and conveniently from any location at no additional cost.

Stockholders of record as of the close of business on May 2, 2022 are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof. Holders of Class A common stock are entitled to vote on all matters listed above. Holders of Class B-1 common stock are entitled to vote on all matters listed above except for Proposal 1, the election of the four director nominees named in the proxy statement as Class II directors of the Company. Holders of Class B-2 common stock are entitled to vote only on Proposal 1, the election of the four director nominees named in the proxy statement as Class II directors of the Company.

As permitted by the U.S. Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials online under the SEC’s “notice and access” rules. As a result, unless you previously requested electronic or paper delivery of our proxy materials on an ongoing basis, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy statement, our 2021 Annual Report, and a form of proxy card or voting instruction card (together, the “proxy materials”). This distribution process is more resource- and cost-efficient. The Notice contains instructions on how to access the proxy materials online. The Notice also contains instructions on how stockholders can receive a paper copy of the proxy materials. If you elect to receive a paper copy, the proxy materials will be mailed to you. The Notice is first being mailed, and the proxy materials are first being made available, to our stockholders on or about May 5, 2022.

All stockholders are cordially invited to attend our Annual Meeting, conducted virtually via live audio webcast at www.virtualshareholdermeeting.com/WOOF2022. The Company has endeavored to provide stockholders attending the Annual Meeting with the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/WOOF2022. You will also be able to vote your shares electronically at the Annual Meeting.

To attend the Annual Meeting, vote, submit questions, or view the list of registered stockholders during the Annual Meeting, stockholders of record will be required to visit the meeting website listed above and log in using their 16-digit control number included on their proxy card or Notice. Beneficial owners should review the proxy materials and their voting instruction form or Notice for how to vote in advance of, and how to participate in, the Annual Meeting. Specifically, if you are a beneficial owner and your voting instruction form or the Notice does not indicate that you may vote the shares through the http://www.proxyvote.com website, you should contact your bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” (which will contain a 16-digit control number that will allow you to attend, participate in, or vote at the Annual Meeting). When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 11:30 a.m. Pacific Time on Tuesday, June 28, 2022. On the day of the Annual Meeting, if you experience technical difficulties either during the check-in process or during the Annual Meeting, please call 844-986-0822 (US) or 303-562-9302 (international) for assistance.

Your vote is important. Regardless of whether or not you participate in the Annual Meeting, we hope you vote as soon as possible. You may vote online or by phone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting online or by phone, written proxy or voting instruction card ensures your representation at the Annual Meeting regardless of whether you attend online.

By Order of the Board of Directors,

Ilene Eskenazi

Chief Legal and Human Resources Officer and Secretary

San Diego, California

May 5, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 28, 2022

The Notice, proxy statement and the Company’s 2021 Annual Report are available at www.proxyvote.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider in voting your shares. Please read the complete proxy statement and our Annual Report to Stockholders for the fiscal year ended January 29, 2022 carefully before voting.

Meeting Information

Date:	Tuesday, June 28, 2022
Time:	12:00 p.m. Pacific Time
Virtual Meeting:	www.virtualshareholdermeeting.com/WOOF2022
Record Date:	May 2, 2022

How to Vote

Your vote is important. You may vote your shares in advance of the Annual Meeting via the Internet, by telephone or by mail, or during the meeting by attending and voting electronically. Please refer to the section “If I am a stockholder of record of the Company’s shares, how do I vote?” on page 54 for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote electronically during the Annual Meeting, you do not need to mail in a proxy card.

INTERNET	TELEPHONE	MAIL
To vote before the meeting, visit www.proxyvote.com. To vote at the meeting, visit www.virtualshareholdermeeting.com/WOOF2022. You will need the control number printed on your notice, proxy card or voting instruction form.	If you received a paper copy of the proxy materials, dial toll-free (1-800-690-6903) or the telephone number on your voting instruction form. You will need the control number printed on your notice, proxy card or voting instruction form.	If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage-paid envelope.

We first began sending our stockholders a Notice Regarding the Internet Availability of Proxy Materials, and made our proxy materials available, on or about May 5, 2022.

Proposals
PROPOSAL #1

To elect the four director nominees named in the proxy statement as Class II directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1).

✓OurBoard unanimously recommends that you vote “FOR ALL” of the director nominees.

Directors

PROPOSAL #2

To approve, on a non-binding, advisory basis, the compensation of our named executive officers (Proposal 2).

✓OurBoard unanimously recommends that you vote “FOR” approval, on a non-binding, advisory basis, of the 2021 compensation of our named executive officers.

Say-On-Pay

PROPOSAL #3

To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2023 (Proposal 3).

✓  Our Board unanimously recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022.

Auditor Ratification

Board Qualifications

Strategic Planning/Strategy Development				11

Retail Experience			10

Senior Executive Leadership		9

Accounting/Financial Reporting		9

Public Company Experience				11

Human Capital Management	5

Board Tenure, Age, and Diversity

Fiscal 2021 Financial Performance Highlights

NET REVENUE	NET CASH FROM OPERATING ACTIVITIES
$5.8B +18% YoY	$358.2M +33% YoY

PET CARE CENTERS (U.S. and Puerto Rico)	FREE CASH FLOW*
1,433 at Fiscal Year End	$119.1M +9% YoY

*

Free Cash Flow is a non-GAAP financial measure that is calculated as net cash generated by operations less cash paid for fixed assets. Management believes that Free Cash Flow, which measures the ability to generate additional cash from business operations, is an important financial measure for use in evaluating the company’s financial performance. For fiscal 2021, Free Cash Flow reflected $358.2M in net cash from operating activities less $239.1M in cash paid for fixed assets.

Forward-Looking Statements and Website References

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact, including statements regarding our environmental and other sustainability plans and goals. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, including the risk factors that we identify in our U.S. Securities and Exchange Commission filings, and actual results may differ materially from the results discussed in such forward-looking statements. We undertake no duty to update publicly any forward-looking statement that we may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation, or other competent legal authority. In addition, our environmental, social, and governance goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that they will be met. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

Our commitment to improving the lives of pets, pet parents, and our own Petco partners is making a tangible impact, a key ingredient in what we call our purpose-driven performance. At Petco, we are dedicated to investing in and meeting the pet welfare needs of every community where our pet care centers are located. Relatedly, we believe that environmental sustainability is fundamental to providing for the future health and wellness of pets, pet parents, and our own Petco partners.

Sustainability Overview

We are committed to being a positive contributor to the planet we share, now and in the future. Over the last two years, we’ve closely examined social responsibility and sustainability efforts across our business – from animal care, product development, and sourcing, to packaging, labeling, delivery, and beyond. To help us prioritize key areas of focus and drive our sustainability approach, in 2020 we conducted a materiality* identification process and analysis from an environmental, social, and governance (“ESG”) perspective. We engaged a third party to support a rigorous materiality assessment, engaging key stakeholders’ input on ESG topics that are key to Petco’s business. These included external stakeholders (such as suppliers, industry trade groups, non-governmental organizations, and animal welfare experts), internal stakeholders across the business, and a consumer survey that generated more than 900 responses.

Based on this review, we developed our sustainability platform: a strategic plan to set the standard in responsible animal care, preserve the health of our planet, and help people thrive. These efforts culminated in the publication of our first Sustainability Report in June 2021, followed by hosting our first Sustainable Product Vendor Summit in September 2021, which welcomed 37 current and prospective vendors who submitted 480 qualified products across 269 brands. And in January 2022, we engaged a third party to conduct a company-wide assessment across a range of ESG metrics to assist with building a focused short- to mid-term framework of ESG initiatives for us to undertake. We are excited to share more details regarding those initiatives in our upcoming 2021 Sustainability Report, and are proud of our other achievements thus far, which include:

Petco’s Progress

•	Committing to increasing our assortment of sustainable products to 50% by the end of 2025.

•	Establishing a recycling portfolio and an upcycling partnership for cardboard, plastic, and metal waste in distribution centers.

•	Strengthening our responsible sourcing management systems to include owned brand suppliers in ESG risk assessments and require all foreign suppliers to conduct SMETA audits annually.

•	Launching Reddy SoHo, a Petco owned brand flagship concept store in New York City offering sustainably-made and durable products for pets.

Setting the Standard in Responsible Animal Care

•	Becoming the first pet retailer in history to be awarded the American Humane Certified™ Seal of Approval.

•	Becoming the first major pet retailer to stop selling human or bark-activated shock collars.

•	Removing traditional rawhide options from our shelves in favor of safe and highly digestible alternatives.

•	Sourcing more than 93% of the aquatic life sold at our pet care centers from aquaculture, including freshwater fish and coral.

Preserving the Health of Our Planet

•	Eliminating more than 6.5 million single-use plastic bags within our owned brand supply chain.

•	By fulfilling online orders in our pet care centers, eliminating approximately 7.9 million pounds of carboard waste and 66,000 pounds of plastic waste in 2021, compared to eliminating approximately 3.6 million pounds of cardboard waste and 30,000 pounds of plastic waste in 2020, amounting to a year-over-year increase in waste elimination of 119% and 120%, respectively.

•	Producing approximately 1,300 MWh of electricity annually through solar panels for our national support center in San Diego.

•	Installing 450 more ergonomic and water efficient bathing systems in our grooming salons.

•	Increasing recycled content across several of our owned brands, including SoPhresh and Reddy.

•	Innovating to reduce packaging through refill stations, including SoPhresh cat litter (now the #1 revenue-driving SKU across our owned brand portfolio) and first-of-its-kind Kibble Refill Stations in partnership with Canidae.

Helping People Thrive

•	Expanding our partner resource groups which, in partnership with our Diversity, Equity, and Inclusion (“DEI”) team, facilitate engagement activities to increase cultural competencies, educate partners on issues facing affinity group members, and deepen our workplace connections. Today, two thirds of our executive officers serve as executive sponsors of DEI-focused partner resource groups.

•	Providing more than 500,000 hours of training across our pet care center partners in fiscal 2021.

•	Maintaining the Petco Partner Assistance Fund, which has provided over $1.8 million in financial support to nearly 1,700 Petco partners who suffered a hardship, including those related to COVID-19, severe weather events, and natural disasters.

•	In fiscal 2021, more than 50% of our director and above new hires and promotions were filled by women and people of color.

As we continue to develop our ESG program and execute our ESG initiatives, we will strive to continue to lead the industry in making a difference for the world and all those in it, and we look forward to sharing future updates on our progress and execution against our goals.

Sustainability Governance

We are both propelled by, and held accountable for, our sustainability efforts by our board of directors (our “board” or, our “board of directors”) as well as our Chairman and Chief Executive Officer (“CEO”), who believe in the importance of sustainability for the long-term success of our business. Our board oversees ESG issues through its nominating and corporate governance committee, which reviews and provides guidance on our sustainability efforts, progress, initiatives, and priorities.

In June 2020, we appointed a Head of Sustainability to drive and accelerate our work in this area. She has been leading our efforts to identify priority areas, drive short- and long-term goals in partnership with our leadership, investor relations, and legal teams, formalize a sustainability platform and strategy, align resources against our priorities, and implement internal collaboration and oversight structures.

Our leaders view sustainability not as a separate stream of activity to our main business, but as integrated into our identity and operations. To support that integration, we have two groups of key internal stakeholders to help provide insight from across the business, support strategic alignment, champion initiatives, and help to embed them:

•	Our Sustainability Executive Steering Committee includes 5 executive-level sustainability champions, including our CEO, and oversees all key operations within our business – products, services, pet care centers, online, and supply chain. In addition to helping develop our strategy, their involvement supports the integration of sustainability considerations and initiatives throughout the business.

•	Our Sustainability Task Force is comprised of 18 key representatives and subject matter experts from core business areas at Petco. They drive the implementation of our initiatives within their departments and cross-functionally. They meet at least bi-monthly, and more often if needed, to discuss ideas for improvement and innovation.

* Inclusion of information in our Sustainability Report, or identifying it as material for purposes of such report or assessing our ESG initiatives, should not be construed as a characterization of the materiality or financial impact of that information with respect to Petco or for purposes of any SEC filings of Petco. For cautionary information and forward-looking statements regarding our sustainability efforts and other ESG information, see page 4 of this proxy statement.

Petco Love

Petco Love (formerly the Petco Foundation), an independent non-profit organization, is continuing its more than twenty-year history of investing in animal welfare organizations across the country to save pet lives and help pets in need. With more than $330 million invested to date, Petco Love’s work aims to inspire and empower communities to make a difference through pet adoption and medical care programs, spay and neuter services, pet cancer research, service and therapy animals, and numerous other lifesaving initiatives. Through the Think Adoption First program, Petco Love partners with our pet care centers and animal welfare organizations across the country to increase pet adoptions, helping more than 6.5 million pets to date find their new loving families.

In April 2021, Petco Love launched Petco Love Lost, a searchable database that uses facial recognition technology to help reunite lost pets with their families should they ever go missing. Nearly 2,000 animal welfare organizations and pet industry partners across the U.S. have adopted the platform, and Petco Love Lost has helped return approximately 4,000 pets to their loving homes.

In August 2021, Petco Love announced a significant partnership with Merck to make over 1 million lifesaving vaccines available to pets for free, and over 500,000 were distributed by the end of fiscal 2021. Petco Love is working with community-based animal welfare partners across the country to distribute these much-needed vaccines in under-resourced communities, something we believe gives all pets the best chance to live long and healthy lives.

Human Capital

Our Partners

We believe our Petco partners are key to our transformation and continued progress. We have built an open culture where great people have the opportunity to flourish. We empower our partners to deliver on our mission of improving lives to guide our customer offerings, serve our customers, and grow within our organization. We encourage candid feedback, a broad range of opinions, innovative thinking, and, importantly, people who have a real passion for pets.

We strive to make Petco a diverse and inclusive workplace and to provide opportunities for our partners to grow and develop in their careers. We offer competitive compensation and benefits programs, as well as a range of health and wellness offerings. In addition to base cash compensation, we offer our partners a mix of annual bonuses, restricted stock units, various incentive plans, an Employee Stock Purchase Plan, a 401(k) Plan with company match, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, and a range of employee assistance programs. Partners experienced no increase in their 2020, 2021, or 2022 healthcare benefit premiums. In addition, we offer a range of webinars, trainings, and subscriptions to support our partners’ total wellbeing, and sponsor a partner resource group platform to enable partners to build connections among themselves and their communities. Finally, in 2021, our pet care center partners average wages grew by over 7%.

We also invest significant resources to attract, develop, and retain top talent. In recent years, we have streamlined methods for setting executional priorities, provided comprehensive sales training, and developed store-level sales marketing capabilities. In fiscal 2021, we are proud to have provided more than 500,000 hours of training across our pet care center partners. In addition, approximately 47% of open General Manager and District General Managers positions were filled with internal promotions. In our support centers, we offer a range of development programs, including leadership essentials training for all new people leaders and an on-demand library of professional and leadership development content for use at the point of need. Fiscal 2021 also marked the launch of two new, top talent development programs—a five-month development experience for select Directors, and a bespoke three-day experience for Vice Presidents led by our C-level leaders and board of directors. Our registered vet tech career path program also launched in fiscal 2021, which sponsored 100 Petco partners to secure their Associates Degree and credentials needed to become registered veterinary technicians.

Health and Safety

The health, safety, and overall well-being of our partners is a top priority. We are focused on protecting and supporting our partners, as well as the people and pets in our pet care centers and the communities we serve. The Petco Partner Assistance Fund has provided over $1.8 million in financial support to nearly 1,700 Petco partners who suffered a hardship, including those related to COVID-19, severe weather events, and natural disasters. We have also provided additional days of paid time off to all partners to support those directly affected by COVID-19 for reasons such as partner infections, self-quarantines, and living with or caring for someone at high risk or related dependent care challenges, and have also offered wellness days. Once vaccines became widely available, all partners who provided confirmation of vaccination received a one-time $75 payment, along with a $25 donation made to the Petco Partner Assistance Fund by us. We have also offered weekly $1,000 raffles to promote vaccination, and support scheduling flexibility for vaccination appointments.

Throughout the pandemic, we have taken proactive, precautionary steps to ensure we continue to meet or exceed local, state, and federal regulations as well as recommended health and safety guidelines from the CDC. This has included social distancing, rigorous cleaning and sanitizing protocols, requiring facial coverings for both our partners and customers shopping in our pet care centers, health screening and temperature checks before shifts, and providing ample sanitizer, masks, gloves, acrylic barriers, and more across Petco locations. We have continued to evolve our practices in line with applicable regulations and guidance.

Diversity, Equity, and Inclusion

Our employees are our partners and we strive to create an environment that embraces diverse backgrounds and perspectives. Or commitment to fostering a diverse, equitable, and inclusive environment is key to our mission of improving the lives of pets, pet parents, and the Petco partners who work for us. This commitment begins at the top, where our CEO sets annual people goals related to achieving long term workforce diversity, equity, and inclusion outcomes. Progress on our people goals are tracked and reviewed regularly with our Executive Committee and board of directors, and in fiscal 2021, more than 50% of our director and above new hires and promotions were filled by women and people of color. We are committed to creating a culture where partners feel as if they can achieve their career goals, through ongoing growth and development opportunities and fair performance management and promotion processes. To make our partners feel valued and heard, we gather and respond to our partners’ feedback through, most notably, our annual anonymous “voice of the partner” survey, as well as periodic roundtable sessions and one-on-one interactions. Based on the feedback received, leaders review and create action plans which have led to meaningful changes in our business, such as the update to and refinement of company job and pay band levels. In addition, all Petco leaders participate in DEI training aimed at building respect in the workplace. Through enhanced diversity tracking, training, empowering our partner resource groups, and expanding our vendor diversity footprint, DEI remains a key priority for Petco in 2022 and beyond.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our well-balanced board of directors is uniquely positioned to effectively guide our strategy and oversee our operations in the rapidly-changing retail industry. We believe that an effective board should be made up of individuals who collectively provide an appropriate balance of diverse occupational and personal backgrounds and perspectives, and who have a range of skills and expertise sufficient to provide guidance and oversight with respect to the Company’s strategy and operations. As such, our board expects directors to be open and forthright, to develop a deep understanding of the Company’s business, to exercise sound judgment in fulfilling their oversight responsibilities, to embrace Petco’s values and culture, and to possess the highest levels of integrity.

The evaluation and selection of director nominees is a key aspect of our nominating and corporate governance committee’s regular evaluation of the composition of, and criteria for membership on, our board. Our board and the nominating and corporate governance committee also actively seek to achieve a diversity of occupational and personal backgrounds on our board, including diversity with respect to demographics, such as gender, race, ethnic and national background, geography, age, and sexual orientation. As part of the search process for each new director, the nominating and corporate governance committee actively seeks out women and minority candidates to include in the pool from which board nominees are chosen.

Status as a Controlled Company

We are currently indirectly controlled by certain funds (the “CVC Funds”) that are advised and/or managed by CVC Capital Partners (“CVC”) and Canada Pension Plan Investment Board, a Canadian company (together with its affiliates, “CPP Investments” and, together with the CVC Funds, our “Sponsors”). Our Sponsors primarily exercise their control through Scooby Aggregator, LP (our “Principal Stockholder”), who holds shares of our Class A and Class B-1 common stock. Holders of Class A common stock are entitled to vote on all Proposals that are being submitted to the stockholder vote at the Annual Meeting. Holders of Class B-1 common stock are similarly entitled to one vote per share on all matters that are being submitted to the stockholder vote at the Annual Meeting, except for Proposal 1, the election of the four director nominees named in this proxy statement as Class II directors of the Company. Holders of Class B-2 common stock are entitled to one vote per share only on Proposal 1, the election of the four director nominees named in this proxy statement as Class II directors of the Company. Our Class A common stock is currently listed on The Nasdaq Stock Market LLC (“Nasdaq”). There is no public trading market for our Class B-1 common stock or our Class B-2 common stock. We divided the voting rights between Class B-1 common stock and Class B-2 common stock in order to maintain CPP Investments’ compliance with certain regulations under the Canada Pension Plan Investment Board Act, which restricts CPP Investments from investing in securities of a corporation that carry more than 30% of the votes that may be cast for the election of directors of such corporation. Each share of our Class B-1 common stock is convertible into one share of Class A common stock at the option of the holder. As a condition to such conversion, the holder of the shares of Class B-1 common stock to be converted must direct a holder of Class B-2 common stock to transfer an equal number of Class B-2 common shares to our Company. For additional details, see “Beneficial Ownership of Securities” below.

Because our Sponsors control approximately 69% of the outstanding voting power of the Company with respect to director elections, we are a “controlled company” under the Nasdaq rules. A controlled company is not required to have a majority of independent directors or form an independent compensation or nominating and corporate governance committee. However, despite our status as a controlled company, we do remain subject to rules that require us to have an audit committee composed entirely of independent directors. Accordingly, as described in further detail below, we currently have a fully independent audit committee. If at any time we cease to be a controlled company, we will take all action necessary to comply with applicable SEC rules and regulations and Nasdaq rules, including appointing a majority of independent directors to our board and ensuring that we have a compensation committee and a nominating and corporate governance committee each composed entirely of independent directors, subject to permitted “phase-in” periods.

Composition of the Board of Directors

Our business and affairs are managed under the oversight of our board of directors. Our board consists of 11 directors, including 4 independent directors, and is divided into three classes of directors, each serving staggered three-year terms of office. Our board has the exclusive power to fix the number of directors in each class, subject to the terms of the stockholder’s agreement entered into with our Principal Stockholder at the time of our initial public offering (referred to as the “stockholder’s agreement”). Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

In addition, the stockholder’s agreement provides our Principal Stockholder with the right to designate a certain number of nominees for election to our board and with certain committee nomination and observer rights. Specifically, so long as our Principal Stockholder (including its permitted transferees under the stockholder’s agreement) has sold, in the aggregate, (i) 50% or less of the total outstanding shares of Class A common stock and Class B-1 common stock beneficially owned (directly or indirectly) by it upon the completion of our initial public offering, it is entitled to nominate six directors, (ii) more than 50% but less than or equal to 75% of such shares, it is entitled to nominate four directors, (iii) more than 75% but less than or equal to 90% of such shares, it is entitled to nominate two directors, and (iv) more than 90% of such shares, it is not entitled to nominate any directors. If, with our Principal Stockholder’s prior written consent, the size of our board is decreased, our Principal Stockholder is entitled to designate the same number of persons for nomination and election to our board as set forth above. If, with our Principal Stockholder’s prior written consent, the size of our board is increased beyond 11 directors, our Principal Stockholder is entitled to designate a proportional number of persons for nomination and election to our board (rounded up to the nearest whole, even number). In addition, subject to any requirements, including independence requirements for committee members imposed by applicable law or by the applicable rules of any national securities exchange on which our Class A common stock may be listed or traded, our Principal Stockholder has the right to have two of its nominees appointed to serve on each committee of our board of directors for so long as our Principal Stockholder has the right to designate at least two directors for nomination and election to our board.

Pursuant to the stockholder’s agreement, our Principal Stockholder has nominated Christopher J. Stadler, Cameron Breitner, and Nishad Chande as designees of CVC, and Jennifer Pereira, Maximilian Biagosch, and Mary Sullivan as designees of CPP Investments, to serve on our board of directors.

Our Principal Stockholder is also entitled to designate at least four non-voting observers to attend all meetings of our board and its committees as long as our Principal Stockholder has director nomination rights under the stockholder’s agreement. For additional details, please see “—Related Person Transactions—Stockholder’s Agreement” below.

The following table sets forth information with respect to our directors as of the record date:

Name	Age	Class	Director Since	Current Term Expires	Position at the Company	Committee Membership
						AC	CC	NCGC

Ronald Coughlin, Jr.	55	I	2018	2024	Chairman and Chief Executive Officer (“CEO”)

Maximilian Biagosch	49	I	2018	2024	Director		M

Cameron Breitner	47	I	2016	2024	Director		C	M

Sabrina Simmons	59	I	2021	2024	Director	C*

Christy Lake	48	II	2018	2022	Director		M

R. Michael (Mike) Mohan	54	II	2021	2022	Lead Independent Director	M

Jennifer Pereira	39	II	2016	2022	Director

Christopher J. Stadler	57	II	2016	2022	Director

Gary Briggs	59	III	2018	2023	Director	M		C

Nishad Chande	47	III	2016	2023	Director

Mary Sullivan	58	III	2021	2023	Director			M
AC: Audit Committee CC: Compensation Committee NCGC: Nominating and Corporate Governance Committee						M – Member C – Chairperson
* Audit Committee Financial Expert

NOMINEES FOR ELECTION TO A THREE-YEAR TERM

Expiring at the 2025 Annual Meeting of Stockholders

Christy Lake
Board Member Since: 2018 Age: 48 Board Committees:	Christy has served as a member of our board of directors since 2018. Since April 2020 she has served as the Chief People Officer at Twilio, a cloud communications platform. Previously, between 2018 and 2020, Ms. Lake served as Senior Vice President and Chief People Officer at Box, Inc., an internet company. Prior to Box, Ms. Lake worked at Medallia, serving as VP of People and Culture from 2016 to 2018 and VP of HRBP & HR Operations in 2016. Ms. Lake also served as Global Head of HR for HP Inc.’s Personal Systems division from 2015 to 2016 and has held additional HR positions at HP Inc. and The Home Depot, among other companies. Ms. Lake holds a bachelor’s degree in political science from the University of Connecticut. Her experience in leadership across various industries qualifies her to serve on our board of directors.

Compensation

R. Michael (Mike) Mohan
Board Member Since: 2021 Age: 54 Board Committees:	Mike has served as a member of our board of directors since March 2021, and as our Lead Independent Director since July 2021. From June 2019 to July 2021, Mr. Mohan served as the President and Chief Operating Officer of Best Buy Co., Inc. Prior to that, he served in the following roles at Best Buy: Chief Operating Officer, U.S., from September 2018 until June 2019; Senior Executive Vice President and Chief Merchandising and Marketing Officer from 2017 until September 2018; Chief Merchandising Officer from 2014 to 2017; President, Home, from 2013 to 2014; Senior Vice President, General Manager—Home Business Group, from 2011 to 2013; Senior Vice President, Home Theatre, from 2008 to 2011; and Vice President, Home Entertainment, from 2006 to 2008. Prior to joining Best Buy in 2004 as Vice President, Digital Imaging, Mr. Mohan was Vice President and General Merchandising Manager for Good Guys, an audio/video specialty retailer in the western U.S. Mr. Mohan also previously worked at Future Shop in Canada from 1988 to 1997, prior to Best Buy’s acquisition of the company, where he served in various merchandising roles. Mr. Mohan also serves on the board of directors of Bloomin’ Brands, Inc., a hospitality industry company that owns several American casual dining restaurant chains, and as a national trustee for the Boys & Girls Clubs of America. His extensive retail industry and management experience, coupled with his digital marketing acumen, qualifies him to serve on our board of directors.

Audit

Jennifer Pereira
Board Member Since: 2016 Age: 39 Board Committees: None	Jennifer has served as a member of our board of directors since 2016. She is Managing Director, Direct Private Equity at CPP Investments, one of our Sponsors, which she joined in 2011 and where she currently leads consumer and retail private equity efforts in North America. Prior to joining CPP Investments, Ms. Pereira worked at the Boston Consulting Group from 2006 to 2009. Ms. Pereira also serves on the board of directors of Ultimate Kronos Group and as an observer on the board of directors of Merlin Entertainments Ltd. She holds a bachelor’s degree in engineering from the University of Toronto and a master’s degree in business administration from the Wharton School at the University of Pennsylvania. Her experience in private equity investing and the consumer and retail industries qualifies her to serve on our board of directors.

Christopher J. Stadler
Board Member Since: 2016 Age: 57 Board Committees: None	Christopher has served as a member of our board of directors since 2016. He is a Managing Partner at CVC, one of our Sponsors, which he joined in 2007. Mr. Stadler is on the board of the CVC Capital Partners advisory business and is the Co-Chairman of the Europe/North America Private Equity Board. Prior to joining CVC, he worked for Investcorp as Head of Private Equity, North America after joining as Managing Director in 1996. Mr. Stadler previously served on the board of directors of BJ’s Wholesale Club Holdings, Inc. He holds a bachelor’s degree in economics from Drew University and a master’s degree in business administration from Columbia University. His experience across multiple industries qualifies him to serve on our board of directors.

DIRECTORS CONTINUING IN OFFICE UNTIL

THE 2023 ANNUAL MEETING OF STOCKHOLDERS

Gary Briggs
Board Member Since: 2018 Age: 59 Board Committees:	Gary has served as a member of our board of directors since 2018. Most recently, Mr. Briggs served as Chairman at Hawkfish, a data and technology firm, until May 2021. He currently serves on the board of directors of Etsy and served on the board of directors of Afterpay from January 2020 to January 2022. Between 2013 and 2018, Mr. Briggs served as the Chief Marketing Officer of Facebook, Inc. Prior to joining Facebook, he served in various leadership roles at Google Inc. Before then, he held a number of marketing and general management leadership roles at eBay Inc., PayPal, Inc., PepsiCo, Inc., and IBM Corp. Earlier in his career, he was a management consultant with McKinsey and Company. He holds a bachelor’s degree from Brown University and a master’s degree from the Kellogg School of Management at Northwestern University. His extensive experience in marketing and brand management qualifies him to serve on our board of directors.

Nominating and Corporate Governance Chairperson

Audit

Nishad Chande
Board Member Since: 2016 Age: 47 Board Committees: None	Nishad has served as a member of our board of directors since 2016. He is Partner, U.S. Head of Consumer and Co-Head of Business Services at CVC, one of our Sponsors, which he joined in 2016. Prior to joining CVC, he worked at Centre Partners, a private equity firm, from 2005 to 2016, Bain & Company from 2003 to 2005, Raymond James Capital from 1999 to 2001, and Schroders from 1997 to 1999. Mr. Chande previously served on the board of directors of BJ’s Wholesale Club Holdings, Inc. Mr. Chande holds a bachelor’s degree in economics and mathematics from Dartmouth College and a master’s in business administration degree from the Wharton School at the University of Pennsylvania. His experience across multiple industries qualifies him to serve on our board of directors.

Mary Sullivan
Board Member Since: 2021 Age: 58 Board Committees:	Mary has served as a member of our board of directors since 2021. Ms. Sullivan is Senior Managing Director & Chief Talent Officer at CPP Investments, one of our Sponsors, which she joined in 2015 and where she currently is responsible for talent acquisition, organizational development, international mobility, compensation and benefits, facilities and office services, and inclusion and diversity. Prior to joining CPP Investments, Ms. Sullivan was Senior Vice President, People at Holt, Renfrew & Co., a Canadian luxury department store chain, from 2014 to 2015, where she was responsible for the Human Resources function. From 2007 to 2014, she worked at Four Seasons Hotels and Resorts, ending her career at the firm in the role of Senior Vice President, Corporate Human Resources. She also spent seven years as a leader of the Human Resources function at IMAX Corporation, ending as Senior Vice President of Human Resources. Ms. Sullivan holds a bachelor’s degree in administrative and commercial studies from the University of Western Ontario and a master’s degree in business administration from the Rotman School of Management at the University of Toronto. Her experience in leadership roles across the retail and hospitality industries qualifies her to serve on our board of directors.

Nominating and Corporate Governance

DIRECTORS CONTINUING IN OFFICE UNTIL

THE 2024 ANNUAL MEETING OF STOCKHOLDERS

Ronald Coughlin, Jr. Chairman and CEO
Board Member Since: 2018 Age: 55 Board Committees: None	Ron has served as our CEO since June 2018. He was also appointed to serve as Chairman of our board of directors in January 2021 in connection with our initial public offering. Prior to that time, he served as one of our directors since June 2018. Prior to joining us, Mr. Coughlin served from 2014 to 2018 as President of the Personal Systems segment of HP Inc. (then-Hewlett-Packard Company), a $33 billion global business that offers consumer and commercial products and services. Previously, he served as Senior Vice President of Consumer PCs, Senior Vice President of LaserJet Hardware and Commercial Document Services and Solutions, and Senior Vice President of Sales, Strategy, and Marketing at HP. Prior to joining HP in 2007, Mr. Coughlin spent 13 years at PepsiCo in a range of senior executive roles, including Chief Marketing Officer of Tropicana and PepsiCo International Beverages. Mr. Coughlin earned a bachelor’s degree in international marketing from Lehigh University and a master’s degree in business administration from the Kellogg School of Management at Northwestern University. His in-depth knowledge of the issues, challenges, and opportunities facing us and his extensive operational, executive, and technology experience qualifies him to serve on our board of directors.

Maximilian Biagosch
Board Member Since: 2018 Age: 49 Board Committees:	Maximilian has served as a member of our board of directors since 2018. Mr. Biagosch is Senior Management Director, Head of Europe & Direct Private Equity at CPP Investments, one of our Sponsors, which he joined in 2015. Between 2007 and 2015, Mr. Biagosch worked at Permira Advisers LLP, an international investment firm, where he was the head of Permira’s Capital Markets Group. Prior to Permira Advisers LLP, Mr. Biagosch worked in investment banking at Deutsche Bank and at BNP Paribas. Mr. Biagosch received a Master of Laws (LLM) from Ludwig-Maximilians-Universität Munich. His experience across multiple industries and with portfolio company operational performance improvement qualifies him to serve on our board of directors.

Compensation

Cameron Breitner
Board Member Since: 2016 Age: 47 Board Committees:	Cameron has served as a member of our board of directors since 2016. He is a Managing Partner at CVC, one of our Sponsors, which he joined in 2007. He is the head of CVC’s San Francisco office and shares responsibility for overseeing CVC’s U.S. Private Equity activities. Prior to joining CVC, Mr. Breitner was a Managing Director at Centre Partners, a private equity firm, where he worked from 1998 to 2007. Prior to Centre Partners, he worked in mergers and acquisitions at Bowles Hollowell Conner & Co. Mr. Breitner also serves on the board of directors of Advantage Solutions Inc., a leading business solutions provider to consumer goods manufacturers and retailers. Mr. Breitner has previously served on the board of directors of BJ’s Wholesale Club Holdings, Inc. and many other public and private companies. Mr. Breitner received a bachelor’s degree in psychology from Duke University. His retail industry experience qualifies him to serve on our board of directors.

Compensation Chairperson

Nominating and Corporate Governance

Sabrina Simmons
Board Member Since: 2021 Age: 59 Board Committees:	Sabrina has served as a member of our board of directors since 2021. She served as Executive Vice President and Chief Financial Officer of Gap, Inc., a worldwide clothing and accessories retailer, from January 2008 to February 2017. Previously, Ms. Simmons also served in the following positions at Gap: Executive Vice President, Corporate Finance from September 2007 to January 2008; Senior Vice President, Corporate Finance and Treasurer from March 2003 to September 2007; and Vice President and Treasurer from September 2001 to March 2003. Prior to that, Ms. Simmons served as Chief Financial Officer and an executive member of the board of directors of Sygen International plc, a British genetics company, and was Assistant Treasurer at Levi Strauss & Co., a clothing company. Ms. Simmons also serves on the board of directors of Columbia Sportswear Company, as well as the board of directors and audit committee of each of Coursera, Inc. and Williams-Sonoma, Inc. She also served on the board of directors and audit committee of e.l.f. Beauty, Inc. from March 2016 to May 2021. Ms. Simmons holds a bachelor’s degree in business administration from the University of California, Berkeley and a master’s degree in business administration from the Anderson School at the University of California, Los Angeles. Her public company, global retail, and financial experience qualifies her to serve on our board of directors.

Audit Chairperson

Director Independence

Our nominating and corporate governance committee and our board have conducted their annual review of the independence of each director nominee under the applicable Nasdaq and SEC independence standards. Based upon the nominating and corporate governance committee’s recommendation and our board’s own review and assessment, our board has affirmatively determined in its business judgment that each of Gary Briggs, Christy Lake, R. Michael (Mike) Mohan and Sabrina Simmons is “independent” as defined under the Nasdaq rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

Our board regularly reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. While our board does not have a written policy on whether the role of Chairman and CEO should be separate or combined, we believe strong independent leadership is important for the Board to effectively perform its functions and to help ensure independent oversight of management. Therefore, our principles of corporate governance provide that at any time when the Chairman of the board is not an independent director, the independent directors may appoint, or recommend to the board for appointment, an independent director to serve as the Lead Independent Director for a period of at least one year. Accordingly, in July 2021, R. Michael (Mike) Mohan was elected by the board to serve as our Lead Independent Director for a period of at least one year. Our board believes that our current structure, with a combined Chairman and CEO role coupled with a Lead Independent Director who is well-versed in the needs of a complex business and has strong, well-defined governance duties, gives our board a strong leadership and corporate governance structure that best serves the needs of Petco and our stockholders to drive the Company forward at this time.

The following list of duties of the Lead Independent Director does not fully capture Mr. Mohan’s active role as our board’s independent leader. Among other things, Mr. Mohan:

Responsibility	Description

Agendas and Information	Works closely with the Chairman and CEO in framing the issues for board consideration and setting the board agenda, and with respect to information sent to the board for board meetings.

Schedules	Works closely with the Chairman and CEO to ensure that there is sufficient time for discussion of all agenda items and reviewing schedules for board meetings.

Board meetings	Presides at all meetings of the board at which the Chairman is not present.

Board Structure	Participates in discussions on matters relating to the board and committee composition, leadership and director succession, and provides key inputs regarding board processes, governance, nominations, and committee structures.

Executive sessions	Has authority to call meetings of independent directors and presides at all executive sessions of the non-employee and independent directors, as applicable, and coordinates feedback to the Chairman and CEO regarding issues discussed in executive sessions.

Self-Evaluations	Helps coordinate self-evaluations of the board, its committees, and/or individual directors, as applicable.

Communicating with Directors	Acts as a liaison between the non-employee and/or independent directors and the Chairman and CEO.

Communicating with Stockholders	If requested by major stockholders, is available for consultation and direct communication, and, together with the Chairman and CEO, provides leadership to the board in the establishment of positions the board should take on issues to be voted on by stockholders.

Communicating with the Public	Acts as a spokesperson for the board in circumstances where it is appropriate for the board to have a voice distinct from that of management, as requested by the Chairman and CEO.

Informational Resource	Provides advice and counsel to the CEO and other senior management, and serves as an informational resource for other directors.

In addition to the above responsibilities, our Independent Lead Director also has regular touchpoints with our Chairman and CEO to discuss critical matters and other ongoing topics, including acquisitions and other strategic decisions.

Executive Sessions

In order to promote open discussion among independent directors, our board holds executive sessions of independent directors at least 2 times per year and at such other times as may be requested by any independent director. Our independent directors held 3 executive sessions during fiscal 2021, all of which were chaired and led by the Lead Independent Director.

Director Nominations

The nominating and corporate governance committee periodically reviews and recommends to our board the skills, experience, characteristics, and other criteria for identifying and evaluating directors. Our board expects directors to be open and forthright, to develop a deep understanding of the Company’s business, and to exercise sound judgment in fulfilling their oversight responsibilities. Directors should embrace the Company’s values and culture and should possess the highest levels of integrity.

The nominating and corporate governance committee evaluates the composition of our board annually to assess whether the skills, experience, characteristics, and other criteria established by our board are currently represented on our board as a whole and in individual directors, and to assess the criteria that may be needed in the future in light of the Company’s anticipated needs. The board and the nominating and corporate governance committee also actively seek to achieve a diversity of occupational and personal backgrounds on the board, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age, and sexual orientation. As part of the search process for each new director, the nominating and corporate governance committee actively seeks out women and diverse candidates to include in the pool from which board nominees are chosen. The nominating and corporate governance committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by our board and recommends the Company’s candidates to our board for election by the Company’s stockholders at the applicable annual meeting. We also assess qualifications and characteristics of our directors, including racial and ethnic diversity, as part of our board’s annual self-evaluation process.

Procedures for Recommending Individuals to Serve as Directors

The nominating and corporate governance committee also considers director candidates recommended by our stockholders. Any stockholder who wishes to propose director nominees for consideration by our nominating and corporate governance committee, but does not wish to present such proposal at an annual meeting of stockholders, may do so at any time by directing a description of each nominee’s name and qualifications for board membership to the chair of the nominating and corporate governance committee by sending an email to Directors@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, California 92127. The recommendation should contain all of the information regarding the nominee required under the “advance notice” provisions of our second amended and restated bylaws (“bylaws”) (which can be provided free of charge upon request by writing to our Secretary at the email or physical address listed above). The nominating and corporate governance committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other director nominees.

Board Qualifications and Diversity

The following charts show how certain skills, experience, characteristics, and other criteria, including diversity of viewpoints and diversity with respect to gender and demographics, are currently represented on our board. The chart summarizing skills is not intended to be an exhaustive list for each director, but instead intentionally focuses on the primary skillsets each director contributes. We believe the combination of the skills and qualifications shown below demonstrates how our board is well-positioned to provide effective oversight and strategic advice to our management.

Director	Strategic Planning/ Strategy Development	Retail Experience	Senior Executive Leadership	Accounting/ Financial Reporting	Public Company Experience	Human Capital Management	Diversity (Gender)	Diversity (Race/ Ethnicity)

Ronald Coughlin, Jr.	✓	✓	✓	✓	✓	✓

Maximilian Biagosch	✓		✓	✓	✓

Cameron Breitner	✓	✓	✓	✓	✓

Sabrina Simmons	✓	✓	✓	✓	✓		✓	✓

Christy Lake	✓	✓	✓		✓	✓	✓

R. Michael (Mike) Mohan	✓	✓	✓	✓	✓	✓		✓

Jennifer Pereira	✓	✓		✓	✓		✓	✓

Christopher J. Stadler	✓	✓	✓	✓	✓	✓

Gary Briggs	✓	✓	✓	✓	✓

Nishad Chande	✓	✓		✓	✓			✓

Mary Sullivan	✓	✓	✓		✓	✓	✓

Board Diversity Matrix (as of May 5, 2022)

Total Number of Directors: 11

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender

Directors	4	6	—	1

Part II: Demographic Background	Female	Male	Non-Binary	Did Not Disclose Gender

African American or Black	—	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	2	2	—	—

Hispanic or Latinx	1	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	3	5	—	—

Two or More Races or Ethnicities	1	2	—	—

LGBTQ+	—

Did Not Disclose Demographic Background	1

Committees of our Board of Directors

Our board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. These committees are each described below. Each of our board’s committees acts under a written charter, which was adopted and approved by our board of directors. Copies of the committees’ charters are available on our website at ir.petco.com/corporate-governance/documents-and-charters.

Committee Membership; Meetings and Attendance

During our last completed fiscal year:

•	our board of directors held 4 meetings;

•	our audit committee held 6 meetings;

•	our compensation committee held 8 meetings; and

•	our nominating and corporate governance committee held 4 meetings.

Each of our incumbent directors attended at least 75% of the meetings of our board of directors and the respective committees of which he or she was a member held during the period such director served as a director during fiscal 2021.

Directors are expected to attend the Annual Meeting absent unusual circumstances. All 11 of our incumbent directors attended our 2021 Annual Meeting.

Audit Committee

Members Sabrina Simmons (Chair) Gary Briggs R. Michael (Mike) Mohan

Principal Responsibilities

Each of Gary Briggs, R. Michael (Mike) Mohan, and Sabrina Simmons qualifies as an “independent” director for purposes of the SEC and Nasdaq independence rules that are applicable to audit committee members. Each member of the audit committee is financially literate, and Sabrina Simmons also qualifies as an “audit committee financial expert” as defined by the SEC rules. Under its charter, our audit committee, among other things, has responsibility for:

•   assisting our board of directors in its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent accountant’s qualifications and independence, our accounting and financial reporting processes, and the audits of our financial statements;

•   the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•   preparing the report required by the SEC for inclusion in our annual proxy or information statement;

•   approving audit and non-audit services to be performed by the independent accountants;

•   reviewing and discussing with management and the independent auditor our annual audited and quarterly financial statements, including management’s discussion and analysis of financial condition and operations and the independent auditor’s reports related to the financial statements;

•   reviewing and discussing our practices with respect to risk assessment and risk management, and risks related to matters including our financial statements and financial reporting processes, compliance, information technology, and cybersecurity;

•   establishing and periodically reviewing policies and procedures for the review, approval, and ratification of related person transactions, as defined in applicable SEC rules, review related person transactions, and oversee other related person transactions governed by applicable accounting standards;

•   annually evaluating the performance of the audit committee and assessing the adequacy of the audit committee’s charter; and

•   performing such other functions as our board of directors may from time to time assign to the committee.

The audit committee has also established and oversees procedures for the receipt, retention, and treatment of complaints received by Petco regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by Petco employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

Members Cameron Breitner (Chair) Christy Lake Maximilian Biagosch

Principal Responsibilities

Christy Lake qualifies as an “independent” director for purposes of the SEC and Nasdaq independence rules that are applicable to compensation committee members. As a controlled company, we rely on the exemption from the Nasdaq requirement that we have a compensation committee composed entirely of independent directors. Under its charter, our compensation committee, among other things, has responsibility for:

•   reviewing and approving the compensation and benefits of our CEO and other executive officers, or recommending such compensation for approval by our board of directors, as applicable;

•   periodically reviewing and recommending to the board the amount and form of non-employee director compensation;

•   appointing and overseeing the work performed by any compensation consultant, and, at least annually, assessing whether the work of compensation consultants involved in determining or recommending executive or director compensation has raised any conflict of interest that is required to be disclosed in our annual report and proxy statement;

•   overseeing assessment of the risks related to our compensation policies and programs applicable to officers and employees, and reporting to the board on the results of this assessment;

•   overseeing succession planning for positions held by senior management, including the CEO, and reviewing succession planning and management development at least annually with the board, including recommendations and evaluations of potential successors to fill these positions;

•   overseeing our strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture and talent development and retention;

•   annually evaluating the performance of the compensation committee and assessing the adequacy of the compensation committee’s charter; and

•   performing such other functions as our board of directors may from time to time assign to the committee.

Nominating and Corporate Governance Committee

Members Gary Briggs (Chair) Mary Sullivan Cameron Breitner

Principal Responsibilities

Gary Briggs qualifies as an “independent” director for purposes of the SEC and Nasdaq independence rules that are applicable to nominating and corporate governance committees. As a controlled company, we rely on the exemption from the Nasdaq requirement that we have a nominating and corporate governance committee composed entirely of independent directors. Under its charter, our nominating and corporate governance committee, among other things, has responsibility for:

•   identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•   engaging in succession planning for our board of directors;

•   recommending to our board of directors our director candidates for election at the annual meeting of stockholders;

•   developing and recommending to our board of directors a set of corporate governance guidelines and principles;

•   overseeing and, where appropriate, making recommendations to our board of directors regarding sustainability matters relevant to our business, including Petco policies, activities, and opportunities;

•   overseeing our stockholder engagement program and making recommendations to the board regarding its involvement in stockholder engagement;

•   performing a leadership role in shaping our corporate governance;

•   annually evaluating the performance of the nominating and corporate governance committee and adequacy of the nominating and corporate governance committee’s charter; and

•   performing such other functions as our board of directors may from time to time assign to the committee.

Strategy and Risk Oversight

Our board believes that effective risk management and control processes are critical to Petco’s safety and soundness, our ability to predict and manage the challenges that Petco and the pet category face and, ultimately, Petco’s long-term corporate success.

Management is responsible for the day-to-day oversight and management of strategic, operational, legal, compliance, cybersecurity, and financial risks, while our board, as a whole and through its committees, is responsible for the oversight of our risk management framework. Consistent with this approach, management reviews both the framework and certain specific risks with our board and audit committee at regular board and audit committee meetings as part of management presentations that focus on particular business functions, operations, or strategies, and presents steps taken by management to eliminate or mitigate such risks. While our board is ultimately responsible for the risk oversight of our Company, our audit committee has primary responsibility for management and mitigation of the risks facing our Company, including major financial, cybersecurity, privacy, and control risks, and oversight of the measures initiated by management to monitor and control such risks. As part of the board’s role in overseeing our risk management program, the board devotes time and attention to cybersecurity-related risks. Specifically, the board receives reports on cybersecurity matters and related risk exposures from management, including our Chief Administrative Officer, at least twice a year and more frequently as needed. The audit committee also regularly updates the board on such matters and the board periodically receives reports from management directly.

In addition, as part of the board’s strategic and risk oversight, the board oversees our ESG strategies. Throughout the year, the board receives reports from management and our nominating and corporate governance committee on key ESG matters, our actions around being a responsible company and corporate citizen, and our ESG reporting, which demonstrates our commitment to transparency and accountability of our goals and progress.

Our audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our compensation committee has responsibility to review the risks arising from our compensation policies and practices applicable to all employees and evaluate policies and practices that could mitigate any such risk. Our nominating and corporate governance committee has responsibility to review risks relating to our corporate governance practices, including ESG and other sustainability matters. These committees provide regular reports on our risk management practices to our board. Our board believes that the Company’s current leadership structure supports its risk oversight function.

Stockholder Engagement

We conduct a consistent, proactive outreach effort with the governance teams of our major stockholders. Throughout the year, members of our management team engage with our stockholders to seek their input and feedback in an effort to remain well-informed regarding their perspectives and to help increase their understanding of our business. In particular, through the engagement, we leverage the discussions to cover topics of interest to our stockholders, including ESG.

As reflected in our principles of corporate governance, our Lead Independent Director is available for consultation with our stockholders, and spent time alongside members of our management team in fiscal 2021 in discussions with certain of our major stockholders. The feedback received from our stockholder outreach efforts is communicated to and considered by the board, and our engagement activities have produced valuable feedback that has helped inform our decisions and our strategy, when appropriate, particularly with respect to our ESG efforts.

Communications with Directors

Stockholders and other interested parties who wish to communicate with our board or any individual director may do so by sending an email to Directors@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, California 92127. Each communication will be reviewed to determine whether it is appropriate for presentation to our board or the applicable director(s). The purpose of this screening is to allow our board (or the applicable individual director(s)) to avoid having to consider irrelevant or inappropriate communications, such as advertisements, solicitations, product inquiries, or any offensive or otherwise inappropriate materials.

Code of Business Conduct and Ethics

Our board adopted a Code of Business Conduct and Ethics relating to the conduct of our business by all of our employees, executive officers (including our principal executive officer and principal financial officer/principal accounting officer (or persons performing similar functions)) and directors. This code satisfies the requirement that we have a “code of conduct” under the Nasdaq and SEC rules and is available on our website at ir.petco.com/corporate-governance/documents-and-charters. To the extent required under the Nasdaq and SEC rules, we intend to disclose future amendments to certain provisions of this code, or waivers of such provisions, applicable to any of our executive officers or directors, on our website identified above.

Corporate Governance Guidelines

Our board also adopted corporate governance guidelines to formalize its governance practices, which serve as a framework within which our board and its committees operate. These guidelines cover a number of areas, including the role of our board of directors, board composition and leadership structure, director independence, director selection, qualification and election, director compensation, executive sessions, CEO evaluation, succession planning, annual board assessments, board committees, director orientation and continuing education, board communications with stockholders, and others. A copy of our corporate governance guidelines is available on our website at ir.petco.com/corporate-governance/documents-and-charters.

Fiscal Year 2021 Director Compensation

Under our director compensation program, members of our board of directors who are not employees or officers of Petco, our Principal Stockholder, CVC, CPP Investments, or their respective affiliates are entitled to receive the following:

•	Annual cash retainer of $80,000;

•	Cash fee of $35,000 for service as chairperson, or $10,000 for service other than as chairperson, of our audit committee;

•	Cash fee of $25,000 for service as chairperson, or $10,000 for service other than as chairperson, of our compensation committee;

•	Cash fee of $20,000 for service as chairperson, or $7,500 for service other than chairperson, of our nominating and corporate governance committee;

•	Cash fee of $150,000 for service as the non-executive chair of our board of directors;
•	Cash fee of $50,000 for service as the lead independent director of our board of directors; and

•	Annual equity grant of restricted stock units (“RSUs”) under the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) with a value of approximately $150,000, subject to one-year cliff vesting on the day of the next annual meeting of stockholders.

In addition, our director compensation program provides each director with reimbursement for reasonable travel and miscellaneous expenses incurred in attending meetings and activities of our board of directors and its committees.

In accordance with our director compensation program, in July 2021, each eligible member of our board of directors received an annual grant of 7,167 RSUs, which will vest on the date of the Annual Meeting.

The table below describes the compensation provided to our independent, non-employee directors in fiscal 2021.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Maximilian Biagosch (3)	—	—	—

Cameron Breitner (3)	—	—	—

Gary Briggs	$100,500	$150,005	$250,505

Nishad Chande (3)	—	—	—

Christy Lake	$90,000	$150,005	$240,005

R. Michael (Mike) Mohan (4)	$110,385	$150,005	$260,390

Jennifer Pereira (3)	—	—	—

Sabrina Simmons	$123,777	$150,005	$273,782

Christopher J. Stadler (3)	—	—	—

Mary Sullivan (3)	—	—	—

(1)

Amounts reported represent the annual cash fees earned by each independent, non-employee director in fiscal 2021; provided, that $13,104 of the cash fee reflected for Ms. Simmons relates to service during the end of fiscal 2020 that was paid in May 2021.

(2)

Amounts in this column represent the aggregate grant date fair value of the RSUs granted during fiscal 2021, calculated in accordance with FASB ASC Topic 718 based on the closing price of our Class A common stock on July 26, 2021, the date of grant, of $20.93. For additional information regarding the assumptions underlying this calculation, please read Note 13 to our consolidated financial statements for the fiscal year ended January 29, 2022 located in our Annual Report on Form 10-K for such fiscal year. As of January 29, 2022, Mr. Briggs and Ms. Lake each held 1,500,000 Common Series C Units in Scooby LP, our indirect parent (the “C Units”) originally granted in 2018 with a distribution threshold of $0.50, which are generally subject to the same terms as the C Units granted to our Named Executive Officers, as described under “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Compensation” below. Additionally, as of January 29, 2022, each independent director held the following unvested RSUs: Mr. Briggs: 7,167; Ms. Lake: 7,167; Mr. Mohan: 7,167; and Ms. Simmons: 15,501.

(3)	These directors are not eligible for compensation under our director compensation program and did not receive any compensation from us during fiscal 2021.

(4)	Mr. Mohan was appointed as a director effective March 11, 2021.

PROPOSAL 1—ELECTION OF DIRECTORS

There are four Class II directors whose term of office expires at the Annual Meeting. Our nominating and corporate governance committee has recommended, and our board has approved, Christy Lake, R. Michael (Mike) Mohan, Jennifer Pereira, and Christopher J. Stadler as nominees for election as directors at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2025 annual meeting of stockholders or until his or her successor has been duly elected and qualified, or, if sooner, until his or her earlier death, resignation removal, retirement or disqualification. Information concerning these nominees and other continuing directors appears under “—Composition of the Board of Directors” above. Each of the nominees has consented to serve as a director, if elected, and all of the nominees are currently serving on our board of directors. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by our board, or alternatively, our board may leave a vacancy on our board or reduce the size of our board.

Each director is elected by a plurality of the votes cast. “Plurality” means that the four nominees who receive the largest number of votes cast “For” such nominees are elected as directors. Only holders of Class A common stock and Class B-2 common stock are entitled to vote on this Proposal 1. Holders of Class B-1 common stock are not entitled to vote on this Proposal 1. Holders of Class A common stock and Class B-2 common stock may vote “For All,” “Withhold All,” or “For All Except” with respect to the nominees named in this Proposal 1. Any shares voted “Withhold All” and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the election.

FOR ALL	OUR BOARD, UPON RECOMMENDATION OF OUR NOMINATING AND CORPORATE GOVERNANCE COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES NAMED ABOVE.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Below is a list of our executive officers and their respective ages and a brief account of the business experience of each of them.

Name	Age	Position

Ronald Coughlin, Jr.	55	Chief Executive Officer and Chairman

Brian LaRose	49	Chief Financial Officer

Michael Nuzzo	51	Chief Operating Officer and President of Petco Services

Ilene Eskenazi	50	Chief Legal and Human Resources Officer and Secretary

Amy College	47	Chief Merchandising Officer

Katherine (Katie) Nauman	40	Chief Marketing Officer

Darren MacDonald	44	Chief Digital & Innovation Officer

Justin Tichy	50	Chief Pet Care Center Officer

John Zavada	59	Chief Administrative Officer

Ronald Coughlin’s biographical information can be found with the other director biographies in the “Board of Directors and Corporate Governance” section above.

Brian LaRose has served as our Chief Financial Officer since August 2021, and as our Senior Vice President, Finance from September 2020 to August 2021. Prior to joining us, Mr. LaRose served as Divisional CFO for HP’s 3D printing business unit. He previously led the separation management office during the separation of HP into two publicly traded Fortune 50 companies – at the time, the largest such split in U.S. history. During his 20 years with HP, Mr. LaRose also led HP’s SEC reporting group and managed investor relationships in over 15 countries. Mr. LaRose began his career with Deloitte’s mergers and acquisitions, and audit practices. Mr. LaRose is a member of the board of directors of the National Foundation for Autism Research, where he also serves as Treasurer. Mr. LaRose holds a bachelor’s degree from Colby College, and a master’s degree in business administration and a master’s degree in accounting from Northeastern University.

Michael Nuzzo has served as our Chief Operating Officer and President of Petco Services since July 2019, and as Chief Financial Officer from May 2015 to August 2021. Prior to joining us, Mr. Nuzzo served from July 2014 to April 2015 as Chief Administrative Officer at 4moms, a technology and robotics startup company. Prior to joining 4moms, Mr. Nuzzo served as the Executive Vice President and Chief Financial Officer for GNC Holdings, Inc., a multinational health and nutrition retailer, from 2008 to 2014, playing a lead role in the company’s initial public offering in 2011. From 1999 to September 2008, Mr. Nuzzo served in various senior level finance, retail operations, and strategic planning roles with Abercrombie & Fitch, a specialty retailer of casual clothing for men, women, and children, including Senior Vice President of Corporate Finance from June 2008 to September 2008 and Vice President of Corporate Finance from January 2006 to May 2008. Prior to his work in the retail sector, Mr. Nuzzo was a senior consultant in the healthcare industry with William M. Mercer and Medimetrix Group. Since August 2021, Mr. Nuzzo has served on the board of directors of KinderCare Learning Companies, Inc., an operator of childcare and early childhood education facilities, where he also serves as Chairman of KinderCare’s Audit Committee and a member of its

Compensation Committee. Mr. Nuzzo holds a bachelor’s degree in economics from Kenyon College and a master’s degree in finance and accounting from the University of Chicago.

Ilene Eskenazi has served as our Chief Legal and Human Resources Officer and Secretary since January 2022, and as Chief Legal Officer and Corporate Secretary from September 2020 to January 2022. Prior to joining us, Ms. Eskenazi served from 2016 to 2020 as Global General Counsel and Chief Human Resources Officer at Boardriders, Inc. (formerly Quiksilver, Inc.), a leading action sports and lifestyle company. Prior to that, she served from 2013 to 2016 as Chief Legal Officer and Senior Vice President of Talent Operations and Performance at True Religion Apparel, Inc., an apparel and retail company. True Religion subsequently filed for Chapter 11 bankruptcy in July 2017, which it exited four months later. Before that, Ms. Eskenazi served as the General Counsel for Red Bull North America, Inc. between 2008 and 2013 and as the Deputy General Counsel at The Wonderful Company between 2002 and 2008. Since January 2022, Ms. Eskenazi has served on the board of directors of a.k.a Brands Holdings Corp., a brand accelerator of direct-to-consumer fashion brands. Ms. Eskenazi started her legal career at Skadden. Ms. Eskenazi holds a bachelor’s degree in philosophy from the University of Michigan and a J.D. from the University of California, Los Angeles School of Law.

Amy College has served as our Chief Merchandising Officer since February 2022, and as Senior Vice President, Operations & Strategy and Territory General Manager from September 2019 to February 2022. Prior to joining us, Ms. College spent more than twenty years at Best Buy in various merchandising and category management leadership roles. As their Chief Category Officer for home theater, smart home, digital imaging and appliances, Ms. College led strategy, vendor partnerships, and the development of industry-leading customer experiences. Additionally, she held responsibilities in enterprise demand planning and forecasting, as well as vendor management, and served as a Board Member on the Best Buy Foundation. Ms. College holds a bachelor’s degree in business with an emphasis in marketing from the University of Minnesota.

Katherine (Katie) Nauman has served as our Chief Marketing Officer since August 2021, and as Vice President, Integrated Marketing from March 2020 to August 2021. Prior to joining us, Ms. Nauman served from July 2010 to February 2020 in numerous business-to-consumer and business-to-business global marketing positions at HP, including Head of Global Marketing for Z by HP. In this role, she led brand development, marketing strategy, product positioning, partner marketing, agency management and integrated campaigns across 170 countries. Ms. Nauman holds a bachelor’s degree in management from Purdue University.

Darren MacDonald has served as our Chief Digital & Innovation Officer since June 2019. Prior to joining us, Mr. MacDonald served from February 2016 to January 2017 as Senior Vice President of Jet.com, a then e-commerce company, and from January 2017 to June 2019 as Group General Manager and Global Officer for U.S. at Walmart Inc., a multinational retail corporation. Prior to that, between April 2014 and February 2016, he was the Founder and CEO of Ingress Capital. Previously, he was the CEO of The Pronto Network, an IAC company, and also held a number of roles at Avery Dennison Corporation. Mr. MacDonald holds a bachelor’s degree from the University of California,

Berkeley and a master’s degree in business administration from the University of California, Los Angeles.

Justin Tichy has served as our Chief Pet Care Center Officer since October 2018. Prior to joining us, Mr. Tichy served from May 2015 to October 2018 as President of Sales at Confie, one of the largest privately held insurance brokers in the United States. Previously, he held key leadership positions at Best Buy Co., Inc., Target Corp., and Walmart Inc. Mr. Tichy holds a bachelor’s degree in business management from Pennsylvania State University and a master’s degree in organizational management from the University of Phoenix.

John Zavada has served as our Chief Administrative Officer since July 2021, and as our Chief Information and Administrative Officer from September 2016 to July 2021. Prior to joining us, Mr. Zavada served from 2013 to 2016 as Senior Vice President and Chief Information Officer at Restoration Hardware, a luxury home-furnishings company. Previously, he filled Chief Information Officer roles at Guitar Center, Big Lots, Inc., Gottschalks Department Stores, and Victoria’s Secret Stores. Mr. Zavada holds a bachelor’s degree in business information systems from California State Polytechnic University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, provides an overview of our executive compensation philosophy, objectives, and design and each element of our executive compensation program with regard to the compensation awarded to, earned by, or paid to our named executive officers (our “Named Executive Officers” or “NEOs”) during fiscal 2021, as well as certain changes we have made to our executive compensation program since the end of fiscal 2021. Our NEOs are employed by our indirect wholly-owned subsidiary, Petco Animal Supplies Stores, Inc.

For fiscal 2021, our NEOs were:

Name	Title

Ronald Coughlin, Jr.	Chief Executive Officer

Brian LaRose	Chief Financial Officer (1)

Michael Nuzzo	Chief Operating Officer and President of Petco Services; Former Chief Financial Officer (1)

Darren MacDonald	Chief Digital & Innovation Officer

John Zavada	Chief Administrative Officer

Justin Tichy	Chief Pet Care Center Officer

(1)	On August 18, 2021, Mr. LaRose succeeded Mr. Nuzzo as Chief Financial Officer.

Principal Objectives of Our Compensation Program for Named Executive Officers

Our executive team is critical to our success and to building value for our stockholders. Our executive compensation program is designed to attract and retain highly skilled, performance-oriented executives who thrive in a culture focused on delivering purpose-driven results. We incentivize our senior leaders to deliver the highest levels of execution and business results, while also delivering on our mission of improving lives for pets, pet parents, and our own Petco partners. We carry out these objectives through the following attributes of our executive compensation program:

•	We align executive compensation with achievement of operational and financial results, increases in stockholder value, and delivering on our mission.

•	A significant portion of total compensation for our executives is at-risk and is subject to short-term and long-term incentive programs that are designed to align their interests with those of our stockholders.

•	We evaluate the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size, and other relevant criteria in making pay decisions.

•	Total compensation for individual executives is influenced by a variety of factors, including each executive’s scope of responsibility, individual performance, skill set, experience, and expected future contributions.

•	We attempt to create simple, straightforward compensation programs that our partners and stockholders can easily understand.

Process for Setting Executive Compensation

Role of our Compensation Committee and Management in Compensation Decisions

As described below, the primary elements of our executive compensation program are annual base salary, annual short-term cash incentives, long-term equity incentives, and other benefits and perquisites. Together, these items are intended to be complementary and serve the goals described above.

Our executive compensation program is developed and overseen by the compensation committee. The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to the compensation of our executive officers and directors, including by overseeing Petco’s overall compensation philosophy, policies, and programs, evaluating the compensation and performance of our executive officers, and reviewing, approving, and modifying the terms of our compensation and benefit plans and programs as appropriate. Subject in certain circumstances to approval by our board of directors, the compensation committee has the sole authority to make final decisions with respect to our executive compensation program. For more information regarding the authority and responsibilities of the compensation committee, please refer to the compensation committee’s charter, which is available via Petco’s Investor Relations website at ir.petco.com/corporate-governance/documents-and-charters.

In making decisions regarding the allocation of compensation between short-term and long-term compensation, between cash and non-cash compensation, and among different forms of cash and non-cash compensation, the compensation committee took into account the views and recommendations of management, in particular our CEO (except with respect to his own compensation). Our CEO made recommendations about annual base salary increases, annual short-term incentive targets, and long-term equity grants for our NEOs using market data and internal equity alignment while working within the parameters of our annual budget for base salary increases and the size of the equity pool.

Use of Compensation Consultants

During fiscal 2021, the compensation committee engaged Exequity as its independent compensation consultant. Exequity assisted the compensation committee in designing the executive compensation program in connection with our initial public offering, which included the establishment of our 2021 Peer Group (as defined below), a review and analysis of our executive compensation levels and practices relative to the 2021 Peer Group, remuneration of members of our board of directors, executive officer and non-employee director stock ownership guidelines, and long-term incentive plan design and grant practices. After taking into consideration the factors listed in Nasdaq Listing Rule 5605(d)(3)(D), the compensation committee concluded that there are no conflicts of interest with respect to the engagement of Exequity by the compensation committee.

Peer Group

In October 2020, the compensation committee, with the assistance of Exequity, selected a peer group of companies in similar size and with whom we may compete for talent to inform our compensation decisions (the “Peer Group”). In determining appropriate compensation opportunities for our NEOs, the compensation committee reviewed competitive market data provided by Exequity regarding the compensation practices of our Peer Group. The following 16 companies comprised our Peer Group used in connection with the establishment of our 2021 executive compensation program:

The Aaron’s Company Inc.	National Vision Holdings, Inc.
Advance Auto Parts, Inc.	PriceSmart, Inc.
American Eagle Outfitters, Inc.	RH
Casey’s General Stores, Inc.	Sally Beauty Holdings, Inc.
Central Garden & Pet Company	Sprouts Farmers Market, Inc.
DICK’s Sporting Goods, Inc.	Tractor Supply Company
Foot Locker, Inc.	Ulta Beauty, Inc.
The Michaels Companies, Inc.	Williams-Sonoma, Inc.

In July 2021, the compensation committee, with the assistance of Exequity, adjusted the Peer Group to replace The Aaron’s Company, Inc. with Academy Sports and Outdoors, Inc. The adjusted Peer Group used by the compensation committee in the determination of 2022 executive compensation decisions was comprised of the following 16 companies:

Academy Sports and Outdoors, Inc.	National Vision Holdings, Inc.
Advance Auto Parts, Inc.	PriceSmart, Inc.
American Eagle Outfitters, Inc.	RH
Casey’s General Stores, Inc.	Sally Beauty Holdings, Inc.
Central Garden & Pet Company	Sprouts Farmers Market, Inc.
DICK’s Sporting Goods, Inc.	Tractor Supply Company
Foot Locker, Inc.	Ulta Beauty, Inc.
The Michaels Companies, Inc.	Williams-Sonoma, Inc.

Internal Pay Equity and Other Factors

In setting base salary, annual short-term cash incentives, and long-term equity incentives, our compensation committee, in collaboration with the CEO, has considered factors such as internal pay equity, the experience and length of service of the executive, relative responsibilities among members of our executive team, individual contributions by the executive, and business conditions.

For elements of compensation other than total direct compensation, such as severance and change in control benefits, our compensation committee has relied on information provided by Exequity, Peer Group compensation practices, and its own business experience and familiarity with market conditions in determining the appropriate level of protections for our NEOs.

Elements of Compensation

The main components of our executive compensation during fiscal 2021 included base salary, an annual cash incentive, long-term equity incentive awards, and other benefits and perquisites.

Base Salary

We pay our NEOs a base salary to provide them with a fixed, base level of compensation commensurate with the executive’s skill, competencies, experience, contributions, and performance, as well as general review of market compensation. Base salaries are generally reviewed annually, and the compensation committee makes adjustments to reflect individual and Petco performance as well as any survey and peer group data provided at such time. Our CEO and Chief Human Resources Officer (and for future fiscal years, our Chief Legal and Human Resources Officer) make recommendations to our compensation committee regarding base salary adjustments for our executive officers (except with respect to their own salaries). These recommendations are generally based upon the executive’s individual contributions to Petco for the prior fiscal year, leadership and contribution to Petco performance, internal pay considerations, market conditions, and survey data. Our compensation committee takes all of these factors into account when making its decisions on base salaries but does not assign any specific weight to any one factor. In addition to the annual base salary review, our compensation committee may also adjust base salaries at other times during the year in connection with promotions or increased responsibilities or to maintain competitiveness in the market.

In connection with his appointment as Chief Financial Officer in August 2021, Mr. LaRose’s base salary was increased to $575,000 from $425,000. Due to base salary adjustments implemented at the end of fiscal 2020 in connection with our initial public offering, no other base salary changes occurred during fiscal 2021.

The chart below provides the base salary for each of our NEOs as of the end of fiscal 2021.

Name	Base Salary as of 1/29/2022

Ronald Coughlin, Jr.	$1,100,000

Brian LaRose	$575,000

Michael Nuzzo	$664,625

Darren MacDonald	$600,000

John Zavada	$485,688

Justin Tichy	$600,000

Annual Cash Incentive Program

A hallmark of the transformation of our business has been the belief that annual cash incentives should be based upon actual performance measured against specified key business and financial metrics. Our compensation committee adopts performance measures that are intended to align with market practices of the Peer Group and public companies in general.

Each of our NEOs participated in our annual incentive plan for fiscal 2021 (the “2021 AIP”) and was eligible to receive a target annual cash bonus equal to a percentage of his or her earned annual base salary. Under the 2021 AIP, each NEO’s annual cash bonus was based on a combination of corporate financial metrics (Adjusted EBITDA and total revenue), business financial metrics (revenue and growth profit), and individual performance, with an overall requirement that Adjusted EBITDA achieve at least threshold level performance. This combination of performance measures aimed to align each NEO’s annual cash incentive opportunity with the financial results of the portions of our business for which such NEO has the most impact, as well as an assessment of each NEO’s contributions towards our key strategic initiatives.

For fiscal 2021, the target annual cash incentive for each of our NEOs and the applicable weightings for each performance metric under the 2021 AIP was as follows:

Name	Target Annual Cash Incentive (% of Base Salary)	Adjusted EBITDA	Total Revenue	Business Net Revenue	Business Gross Profit	Individual Performance

Ronald Coughlin, Jr.	125%	40%	40%	—	—	20%

Brian LaRose (1)
Pre-CFO Appointment	50%	50%	50%	—	—	—

Post-CFO Appointment	80%	40%	40%	—	—	20%

Michael Nuzzo (2)
CFO Tenure	80%	40%	40%	—	—	20%

Post-CFO Tenure	80%	20%	20%	20%	20%	20%

Darren MacDonald (3)	80%	20%	20%	20%	20%	20%

John Zavada	60%	40%	40%	—	—	20%

Justin Tichy (4)	80%	20%	20%	20%	20%	20%

(1)

In connection with his appointment as Chief Financial Officer, Mr. LaRose’s target annual bonus was increased from 50% of his base salary, which applied to a pro-rated portion of his bonus that was based on the performance measures applicable to him prior to his appointment, to 80% of his base salary, which applied to the remaining portion of his bonus that was based on the performance measures applicable to him following his appointment.

(2)

Mr. Nuzzo’s award was prorated to account for his time in the role of Chief Financial Officer during a portion of fiscal 2021. Following his tenure as Chief Financial Officer, Mr. Nuzzo’s business objectives were based on the performance of our Services & Vet business, the business for which he is primarily responsible for overseeing.

(3)	Mr. MacDonald’s business objectives are based on the performance of our Digital business, the business for which he is primarily responsible for overseeing.

(4)	Mr. Tichy’s business objectives are based on the performance of our Pet Care Centers, the business for which he is primarily responsible for overseeing.

In establishing the threshold, target and maximum performance level for each corporate and business unit performance measure, our compensation committee sought to establish rigorous goals. For the corporate financial metrics, goals were established at a time of significant uncertainty and prior to the widespread availability and utilization of COVID-19 vaccines. Threshold performance was established at a level that was at or near actual performance for the 2020 fiscal year, and target performance was established at a level that would require 10.5% growth in Adjusted EBITDA and 9.2% growth in total revenue compared to 2020 fiscal year actual performance. The following charts set forth, with respect to each corporate financial measure, the applicable threshold, target and maximum performance level under the 2021 AIP, as well as our actual performance for fiscal 2021.

*

For purposes of the 2021 AIP, corporate Adjusted EBITDA is calculated consistent with the description provided in our Annual Report on Form 10-K for the fiscal year ended January 29, 2022 under the heading “Reconciliation of Non-GAAP Financial Measures to GAAP Measures.”

Executive performance is generally reviewed annually. Our CEO and our Chief Legal and Human Resources Officer reviews each NEO’s performance (other than their own) against individual performance goals and make recommendations to our compensation committee regarding individual performance achievement for the NEOs. These recommendations are generally based upon the NEO’s individual performance against People goals (including Voice of the Partner results, diversity measures, and strategic initiatives) during the applicable fiscal year. Our compensation committee takes all of these factors into account when making its compensation decisions. For fiscal 2021, the compensation committee awarded a weighted individual performance payout of 40% to each NEO. The committee felt that our strong business results required close collaboration across the executive officer leadership team and each of our NEOs, including our CEO, overcame significant, unusual headwinds—navigating the ever-changing pandemic (and associated regulations and operating requirements), addressing a tight labor market, and battling supply chain shortages.

In December 2021, based on the company’s strong business performance and extraordinary efforts of eligible partners to adapt our business practices in light of the COVID-19 pandemic, our compensation committee elected to pay 50% of each eligible partner’s, including each NEO’s, target annual cash incentive amount early given the Company’s performance through that date. In March 2022, based on the corporate performance described above, our business unit performance described below and each NEO’s individual performance, our compensation committee approved the following annual cash incentive award total payouts under the 2021 AIP (which includes the portion paid in December 2021):

Fiscal 2021 Annual Cash Incentive Awards—Corporate Metrics Only NEOs

Name	Fiscal 2021 Target Annual Cash Incentive		Weighted Corporate Performance		Weighted Individual Performance		Fiscal 2021 Annual Cash Incentive Award

Ronald Coughlin, Jr.	$1,375,000	x	(160%	+	40%	) =	$2,750,000

Brian LaRose
Pre-CFO Appointment	$125,048	x	(200%	+	N/A	) =	$250,096

Post-CFO Appointment	$189,308	x	(160%	+	40%	) =	$378,615

Michael Nuzzo

CFO Tenure	$290,682	x	(160%	+	40%	) =	$581,364

John Zavada	$291,413	x	(160%	+	40%	) =	$582,826

Fiscal 2021 Annual Cash Incentive Awards—Business and Corporate Metrics NEOs

Name	Fiscal 2021 Target Annual Cash Incentive		Weighted Corporate Performance		Weighted Business Performance		Weighted Individual Performance		Fiscal 2021 Annual Cash Incentive Award

Michael Nuzzo (1)

Post-CFO Tenure	$241,018	x	(80%	+	33%	+	40%	) =	$368,757

Darren MacDonald (2)	$480,000	x	(80%	+	34%	+	40%	) =	$738,094

Justin Tichy (3)	$480,000	x	(80%	+	80%	+	40%	) =	$960,000

(1)

Weighted business performance consists of a weighted payout of 14% for Services & Vet gross profit (adjusted to exclude the impact of unplanned hospital transitions and tax impacts) and 19% for Services & Vet net revenue, which each performed above threshold but below target. We do not report these measures at the business level for our Services & Vet business. Achievement of these metrics at the threshold level required performance in excess of 2020 fiscal year performance, with achievement of target requiring significantly improved performance in fiscal 2021.

(2)

Weighted business performance consists of a weighted payout of 14% for Digital gross profit (adjusted to exclude the impact of an unplanned accounting classification), which performed above threshold but below target, and 20% for Digital net revenue (adjusted to exclude the impact of certain supply shortfalls), which performed at target. We do not report these measures at the business level for our Digital business. Achievement of these metrics at the threshold level required performance in excess of 2020 fiscal year performance, with achievement of target requiring significantly improved performance in fiscal 2021.

(3)

Weighted business performance consists of a weighted payout of 50% for Pet Care Center gross profit and Pet Care Center net revenue, which each performed at maximum. We do not report these measures at the business level for the Pet Care Center business. Achievement of these metrics at the target level required performance in excess of 2020 fiscal year performance.

Additional Bonuses

Under special retention bonus agreements and employment agreements with Messrs. Nuzzo, MacDonald, Zavada, and Tichy entered into prior to fiscal 2021, Messrs. Nuzzo, Zavada, and Tichy were eligible to receive installments of retention bonuses and Mr. MacDonald was eligible to receive a digital growth award during fiscal 2021. Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” below for more information regarding these additional fiscal 2021 bonuses.

Long-Term Equity Incentive Compensation

Fiscal 2021 Awards

As a result of equity awards granted in connection with our initial public offering at the end of fiscal 2020 under the 2021 Plan, no annual grants were made during fiscal 2021. However, in connection with his appointment as Chief Financial Officer, Mr. LaRose received a grant of 35,859 time-based RSUs on September 20, 2021. These RSUs vest as to 34% on the first anniversary of the date of grant and 16.5% at the end of each six-month period thereafter through the third anniversary of the date of grant.

Results of Fiscal 2020 EBITDA PSUs

In connection with our initial public offering, our board of directors approved grants of performance share units to Mr. Coughlin and Mr. Nuzzo during fiscal 2020 which vested based on our EBITDA performance for fiscal 2021 (the “EBITDA PSUs”). The EBITDA PSUs vested on March 17, 2022, when our board of directors certified EBITDA in excess of $500 million for fiscal 2021.

Fiscal 2022 Awards

In April 2022, each of our NEOs, other than Mr. Coughlin, received an annual equity award of one-half time-based RSUs and one-half time-based stock options. Mr. Coughlin received one-half of his award in performance share units (“PSUs”) in lieu of stock options. The time-based RSUs and stock options vest as to 34% on the first anniversary of the date of grant and 16.5% at the end of each six-month period thereafter through the third anniversary of the date of grant. Mr. Coughlin’s PSUs vest following a performance period beginning January 30, 2022 and extending through February 1, 2025 (i.e., the 2022, 2023 and 2024 fiscal years), with vesting based on the Company’s adjusted earnings per share and total revenue performance during such performance period. Mr. Coughlin’s PSUs may be earned from 0% to 200% of target, with a threshold payout equal to 50% of target.

Other Benefits and Perquisites

Health and Welfare Benefits

Our NEOs are eligible to participate in our health and welfare plans on the same terms offered to all of our salaried partners, with the exception of life insurance and disability coverage—which is provided at enhanced levels for all partners who serve as vice presidents or above.

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan in which our NEOs participate. All of our NEOs are eligible to participate in our 401(k) plan, which is a broad-based tax-qualified defined contribution retirement plan in which generally all of our partners who meet the age and service requirements can participate. Under the 401(k) plan, we make discretionary matching contributions, including to our NEOs, equal to 100% of the first 1% of compensation contributed and 50% on the next 2% of compensation contributed, subject to certain limits under the Internal Revenue Code of 1986, as amended (the “Code”), and partners vest ratably in matching contributions over a period of three years of service.

All of our NEOs are also eligible to participate in our nonqualified deferred compensation plan, which is a non-tax-qualified retirement plan that provides eligible partners with an opportunity to defer a portion of their annual base salary and bonus. Under the nonqualified deferred compensation plan, we make a discretionary matching contribution of 50% of an eligible partner’s contributions on the first 3% of base salary deferred (or, if the eligible partner is not yet eligible to participate in our 401(k) plan, the first 6% of base salary deferred) and on the first 6% of annual bonus deferred. The nonqualified deferred compensation plan is described further under “—Nonqualified Deferred Compensation” below.

We believe that our retirement programs serve as an important tool to attract and retain our NEOs and other key partners. We also believe that offering the ability to create stable retirement savings encourages our NEOs and other key partners to make a long-term commitment to us.

Severance Benefits under Employment Agreements

We have entered into employment agreements or employment letters with each of our NEOs, which are described in more detail under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “—Potential Payments Upon Termination or Change in Control—Employment Agreements” below. The employment agreements and employment letters provide our NEOs with severance protection, which is designed to be fair and competitive in order to aid in attracting and retaining experienced executives.

Perquisites

During fiscal 2021, we provided our NEOs with limited, low cost perquisites, including financial counseling services and wellness exams. We provide these limited perquisites to ensure our compensation program, as a whole, remains competitive with companies for which we compete for talent. In addition, during fiscal 2021, due to security concerns generated from his position with our company, we covered the costs associated with certain security measures at Mr. Coughlin’s personal residence. We also covered costs associated with each NEO’s and his guest’s attendance at a company event in fiscal 2021.

2021 Employee Stock Purchase Plan

In connection with the consummation of our initial public offering, we adopted the Petco Health and Wellness Company, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to encourage and enable our eligible partners to acquire a proprietary interest in us through the ownership of our Class A common stock. The ESPP, and the rights of participants to make purchases thereunder, is intended to qualify under the provisions of Sections

421 and 423 of the Code. Our NEOs are eligible to participate in the ESPP on the same basis as our other partners.

Other Matters

Tax and Accounting Implications of Executive Compensation Decisions

Historically, we have not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in making compensation decisions. However, as a public company, we may authorize compensation payments that exceed the deductibility limitation under Section 162(m) of the Code when we believe that such payments are appropriate to attract and retain executive talent. In addition, amounts in excess of the $1 million threshold paid pursuant to our existing employment agreements, employment letters, and other arrangements may be nondeductible.

We account for the C Units and equity awards under the 2021 Plan in accordance with the FASB ASC Topic 718, which requires us to estimate the expense of an award over the vesting period applicable to such award.

Risk Assessment

At the compensation committee’s request, Exequity provided an independent risk assessment of our compensation policies and programs. The assessment found that our executive and broad-based compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The compensation committee reviewed the results and does not believe that our executive and non-executive compensation programs encourage excessive or unnecessary risk taking, and any risk inherent in our compensation programs is unlikely to have a material adverse effect on us.

Prohibition on Hedging and Pledging

In connection with our initial public offering, we adopted an Insider Trading Policy pursuant to which, among other things, our directors, officers, and employees, and their respective family members and controlled entities, are prohibited from (i) engaging in speculative transactions (including short sales and puts or calls), (ii) hedging of Petco securities (including through the purchase of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), and (iii) pledging Petco securities as collateral for a loan or holding Petco securities in a margin account.

Stock Ownership Guidelines

In connection with our initial public offering, we adopted stock ownership guidelines applicable to our NEOs, other officers, and members of our board of directors to create alignment between our officers and directors and our long-term performance, as well as to minimize excess risk taking that might lead to short-term returns at the expense of long-term value creation. The stock ownership guidelines were established at the following levels:

Title	Ownership Level

Chief Executive Officer	5x annual base salary

Chief Financial Officer	3x annual base salary

Other NEOs and Officers	2x annual base salary

Independent Directors	5x annual cash retainer

Under the stock ownership guidelines, the requisite ownership level must be achieved by the later of (i) five years following the consummation of our initial public offering or (ii) five years following the officer or director becoming subject to the applicable stock ownership guideline. In determining ownership levels, we only include shares of our Class A common stock owned outright by the officer or director, unvested time-based restricted shares and restricted stock units, and shares of our Class A common stock owned by the officer or director through our retirement plan and the ESPP. Neither unexercised stock options (whether “in-the-money” or not) nor unearned performance-based equity, such as PSUs, are included in determining ownership levels.

Clawback Policy

In May 2021 we adopted a clawback policy applicable to our executive officers, including our NEOs, that is administered by our compensation committee. Under the clawback policy, in the event of a material restatement of our financial statements due to noncompliance with any financial reporting requirement under the securities laws, our compensation committee may clawback any incentive compensation received by the executives that is in excess of the incentive compensation that would have been received had such noncompliance not occurred. The clawback policy also provides that in the event of an executive’s misconduct, our compensation committee may clawback any outstanding incentive compensation and any incentive compensation granted to, earned by, or paid to the executive during the preceding three fiscal years. Incentive compensation includes annual bonuses, short- and long-term cash, equity and, equity-based incentive awards, in each case, whether vesting on the basis of time, performance, or a combination thereof.

Fiscal 2022 Compensation Decisions

In March 2022, our compensation committee approved increased base salaries for each of the NEOs (other than Mr. Coughlin) to be effective May 1, 2022 as follows: Mr. LaRose, $592,000; Mr. Nuzzo, $675,000; Mr. MacDonald, $625,000; Mr. Zavada, $525,000; and Mr. Tichy, $625,000. In addition, Mr. Zavada’s target annual cash incentive for the 2022 fiscal year was increased to 80% of his earned base salary.

As in fiscal 2021, the annual incentive plan for the 2022 fiscal year (the “2022 AIP”) will include a combination of corporate financial measures (Adjusted EBITDA and total revenue) and individual performance; however, the 2022 AIP will not include any business level metrics. Individual performance will incorporate an assessment against internal ESG goals, and for NEOs who exercise oversight over a particular business, individual performance will also incorporate an assessment of such business-related performance.

Compensation Committee Report

The compensation committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that section with management. Based on its review and discussions with management, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement. This report is provided by the following members of our board of directors, who compose the compensation committee:

Cameron Breitner, Chairperson

Maximilian Biagosch

Christy Lake

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below sets forth the compensation earned by or granted to our NEOs during fiscal 2021, fiscal 2020, and fiscal 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)

Ronald Coughlin, Jr. (1)	2021	$1,100,000	—	—	—	$2,750,000	$175,740	$4,025,740

Chief Executive Officer	2020	$768,526	$1,624,881	$14,647,787	$8,750,000	—	$107,129	$25,898,323

	2019	$850,000	$1,158,125	$7,578,000	—	—	$44,527	$9,630,652

Brian LaRose (2)	2021	$492,500	—	$800,014	—	$628,711	$9,488	$1,930,713

Chief Financial Officer

Michael Nuzzo (2)	2021	$664,625	$1,000,000	—	—	$950,122	$47,173	$2,661,920

Chief Operating Officer & President of	2020	$637,156	$787,088	$7,861,702	$1,500,002	—	$27,492	$10,813,440

Services; Former Chief Financial Officer	2019	$650,000	$1,146,000	—	—	—	$30,271	$1,826,271

Darren MacDonald	2021	$600,000	—	—	—	$5,040,094	$41,980	$5,682,074

Chief Digital & Innovation Officer	2020	$540,579	$1,342,736	$1,125,000	$1,125,005	$2,420,000	$41,644	$6,594,964

	2019	$349,039	$512,000	$1,948,000	—	—	$267,677	$3,076,716

John Zavada	2021	$485,688	$1,000,000	—	—	$582,826	$31,006	$2,099,520

Chief Administrative Officer

Justin Tichy	2021	$600,000	$500,000	—	—	$960,000	$20,376	$2,080,376

Chief Pet Care Center Officer	2020	$474,715	$451,704	$1,569,926	$1,125,005	—	$2,397	$3,623,747

	2019	$480,000	$414,400	$894,250	—	—	$5,292	$1,793,942

(1)	Effective April 19, 2020 through May 30, 2020, Mr. Coughlin agreed to receive no base salary.

(2)	On August 18, 2021, Mr. LaRose succeeded Mr. Nuzzo as Chief Financial Officer.

(3)

Amounts in this column include: (i) the final $1,000,000 installment of Mr. Nuzzo’s cash retention bonus received in April 2021 under the terms of his special retention bonus agreement, as described in more detail under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements—Michael Nuzzo” below; (ii) the final $1,000,000 installment of Mr. Zavada’s cash retention bonus received in April 2021 under the terms of his special retention bonus agreement, as described in more detail under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements—John Zavada” below; and (iii) a $500,000 cash retention bonus Mr. Tichy received in April 2021 under the terms of his employment letter agreement, as described in more detail under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements—Justin Tichy” below.

(4)

Amounts in this column represent the aggregate grant date fair value of the RSUs granted during fiscal 2021 and fiscal 2020 (as well as EBITDA PSUs granted during fiscal 2020), calculated in accordance with FASB ASC Topic 718. For fiscal 2019 and fiscal 2020, amounts in this column also include the aggregate grant date fair value of C Units (as define and described in more below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Common Series C Units”), calculated in accordance with FASB ASC Topic 718. For fiscal 2021, the grant date fair value of the RSUs was based on the closing price of our Class A common stock on September 20, 2021, the date of grant, of $22.31. For additional information regarding the assumptions underlying this calculation, please read Note 13 to our consolidated financial statements for the fiscal year ended January 29, 2022 located in our Annual Report on Form 10-K for such fiscal year.

(5)

Amounts in this column for 2021 represent the payouts under the 2021 AIP, as described in more detail under “—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Program” above. For Mr. MacDonald, the amount in this column also represents his digital growth award, as described under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements—Darren MacDonald” below, earned for fiscal 2021. The digital growth award was paid in March 2022 one-half in cash and one-half through the grant of fully vested Class A common stock under the 2021 Plan.

(6)

Amounts reported in the “All Other Compensation” column for 2021 include (i) matching contributions under our 401(k) plan made during fiscal 2021, (ii) matching contributions under our nonqualified deferred compensation plan made during fiscal 2021, (iii) life insurance premiums paid by us for the benefit of the NEOs, and (iv) additional amounts, each as set forth in the following table:

Name	Petco 401(k) Match ($)	Petco NQDC Match ($)	Life Insurance Premiums ($)	Additional Amounts ($)(1)	All Other Compensation Total ($)

Ronald Coughlin, Jr.	$1,818	$46,601	$1,236	$126,085	$175,740

Brian LaRose	$5,800	$2,452	$1,236	—	$9,488

Michael Nuzzo	$5,033	—	$1,236	$40,904	$47,173

Darren MacDonald	$4,350	$23,429	$1,236	$12,965	$41,980

John Zavada	$5,426	$11,978	$1,236	$12,366	$31,006

Justin Tichy	—	—	$1,236	$19,140	$20,376

(1)

Additional amounts represent (i) for Mr. Coughlin, a work from home stipend, expenses relating to financial counseling, expenses relating to executive wellness benefits, expenses relating to attendance by Mr. Coughlin and his guest at a company event, and expenses related to security costs at his personal residence ($96,739), (ii) for Mr. Nuzzo, a work from home stipend, expenses relating to financial counseling benefits, expenses relating to executive wellness benefits, and expenses relating to attendance by Mr. Nuzzo and his guest at a company event, and (iii) for Messrs. MacDonald, Zavada, and Tichy, work from home stipends and expenses relating to attendance by them and their guests at a company event.

2021 Grants of Plan-Based Awards Table

The following table includes information regarding annual cash incentive awards under the 2021 AIP and RSUs under the 2021 Plan, in each case, granted to the NEOs during fiscal 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)

Ronald Coughlin, Jr.
2021 AIP			$137,500	$1,375,000	$2,750,000

Brian LaRose
2021 AIP			$61,563	$323,875	$647,750

RSUs (3)	9/20/21	8/16/21				35,859	$800,014

Michael Nuzzo
2021 AIP			$83,078	$531,700	$1,063,400

Darren MacDonald
2021 AIP			$75,000	$480,000	$960,000
Digital Growth Award (4)			$500,000	—	$4,302,000

John Zavada
2021 AIP			$60,711	$291,413	$582,826

Justin Tichy
2021 AIP			$75,000	$480,000	$960,000

(1)

Amounts in these columns represent the threshold, target, and maximum potential payouts under the 2021 AIP. The threshold potential payments assume threshold achievement of each financial performance measure. Please read “—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Program” above for more information regarding the 2021 AIP.

(2)

Amounts in this column represent the aggregate grant date fair value of the RSUs granted during fiscal 2021, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions underlying this calculation, please read Note 13 to our consolidated financial statements for the fiscal year ended January 29, 2022 located in our Annual Report on Form 10-K for such fiscal year. Please read “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Compensation” above for more information regarding these grants.

(3)

RSUs granted during fiscal 2021 will vest as to 34% on the first anniversary of the grant date and as to 16.5% at the end of each six-month period thereafter, subject to the NEO’s continued employment through each vesting date.

(4)

Mr. MacDonald was eligible to earn a digital growth award for fiscal 2021 based on the digital revenue and Digital EBITDA achieved during fiscal 2021, as described in more detail under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements—Darren MacDonald” below. The digital growth award contains threshold and maximum payouts, but it does not include a specified target payout.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Common Series C Units

Prior to our initial public offering, our NEOs receive equity incentives in the form of Common Series C Units in Scooby LP, our indirect parent (the “C Units”). C Units are intended to qualify as “profits interests” for U.S. income tax purposes. The C Units are designed to align the NEOs’ interests with the interests of our equity holders and represent interests in the future profits (once a certain level of proceeds has been generated) in Scooby LP (and its operating entities). We historically granted C Units to new executives upon hire, or a short time thereafter, and to our existing executives from time to time. Scooby LP and our board of directors determined the appropriate number of C Units for each grant by giving consideration to external factors (such as make-whole awards for employees forfeiting compensation opportunities from their prior employers), internal pay equity, retention needs, promotions, and the challenges facing Petco at the time of grant. Like stock options, the C Units only generate payments to recipients if the value of Petco increases after the C Units are granted. C Units that were granted in the past, and particularly those granted during periods of lower company performance, typically have lower Distribution Thresholds (as defined below) and thus the greatest potential opportunity for appreciation. Company management, including the NEOs, have driven various transformational changes in the business which resulted in accelerated financial and operational performance above expectations. As a result, these C Units have substantially appreciated in value since the applicable dates of grant.

C Units are granted with a “Distribution Threshold,” which acts similarly to a strike price for a stock option such that the holder will only realize value following returns to investors in excess of such amount. The Distribution Threshold has traditionally been reviewed and set on a periodic basis in conjunction with an outside valuation. C Units generally vest in equal annual installments over five years following the date of grant or vesting commencement date and are subject to accelerated vesting in connection with a change in control and certain other events, as described under “—Potential Payments Upon Termination or Change in Control—C Units” below. The C Units remained outstanding following our initial public offering, and no additional C Units have been or will be awarded since our initial public offering.

Employment Agreements

Ronald Coughlin, Jr.

Effective upon our initial public offering, we entered into an amended and restated employment agreement with Mr. Coughlin, which set forth his then-current base salary, annual bonus target subject to the achievement of board-approved performance goals, and other customary terms and conditions. Additionally, pursuant to this agreement on June 4, 2021, $2,666,666 of a previously provided stock replacement payment ceased to be subject to repayment in the event of Mr. Coughlin’s termination for cause or voluntary resignation. Mr. Coughlin is eligible for certain payments upon certain terminations of employment, as described under “—Potential Payments Upon Termination or Change in Control—Employment Agreements—Ronald Coughlin, Jr.” below.

Mr. Coughlin’s agreement also subjects him to covenants regarding non-solicitation of our partners and our customers, vendors, distributors, and strategic partners while Mr. Coughlin is employed by us and for one year thereafter. Mr. Coughlin is also a party to our standard Employee Proprietary Information and Inventions Agreement and our standard Confidentiality and Inventions Agreement which, among other things, provide us standard protections regarding the confidentiality of our proprietary information and our ownership of intellectual property.

Brian LaRose

Mr. LaRose is party to an employment letter agreement with us dated August 18, 2020, with certain compensation terms that were superseded in connection with his promotion in August 2021. Mr. LaRose’s employment letter agreement sets forth his initial base salary, initial annual bonus target subject to the achievement of performance goals, and other customary terms and conditions; however, it does not contain any payments upon termination of employment. Under his employment letter agreement, the sign-on bonus that Mr. LaRose received in 2020 remains, in part, subject to repayment through August 18, 2022 if Mr. LaRose resigns voluntarily or is terminated for cause. Mr. LaRose is party to our standard Confidentiality and Inventions Agreement which, among other things, provide us standard protections regarding the confidentiality of our proprietary information and our ownership of intellectual property.

Michael Nuzzo

Mr. Nuzzo is party to an employment agreement with us dated April 8, 2015, as amended on January 26, 2016. Mr. Nuzzo’s employment agreement sets forth his initial base salary, initial annual bonus target subject to the achievement of performance goals, and other customary terms and conditions. Mr. Nuzzo is eligible for certain payments upon certain terminations of employment, as described under “—Potential Payments Upon Termination or Change in Control—Employment Agreements—Michael Nuzzo” below. The agreement subjects Mr. Nuzzo to covenants regarding non-solicitation of our partners and our customers, vendors, distributors, and strategic partners while Mr. Nuzzo is employed by us and for one year thereafter. Mr. Nuzzo is also a party to our standard Confidentiality and Inventions Agreement which, among other things, provides us standard protections regarding the confidentiality of our proprietary information and our ownership of intellectual property. Mr. Nuzzo is also party to a special retention bonus agreement, pursuant to which the final installment of his cash retention bonus of $1,000,000 was paid on April 9, 2021. Mr. Nuzzo is eligible for certain payments upon certain terminations of employment and change in control events under his employment agreement and the special retention bonus agreement, as described under “—Potential Payments Upon Termination or Change in Control—Employment Agreements—Michael Nuzzo” below.

Darren MacDonald

In connection with his appointment, we entered into an employment agreement with Mr. MacDonald on May 25, 2019, which sets forth his initial base salary, initial annual bonus target subject to achievement of performance goals, relocation assistance, and other customary terms and conditions. Pursuant to Mr. MacDonald’s employment agreement, Mr. MacDonald was paid a retention bonus of $675,000 in February 2020, which ceased to be subject to repayment on June 18, 2021. In addition, Mr. MacDonald was entitled to a “digital growth award” based on revenues and EBITDA of our digital platform (“Digital EBITDA”) for each fiscal year through fiscal 2021. For purposes of this award, Digital EBITDA is defined to mean (i) sales on our digital platform, less (ii) cost of goods sold attributable to such sales, less (iii) direct marketing spending on the digital platform, less (iv) any other direct expenses related to the digital platform, and subject to adjustment by our board in specified circumstances. The amount of the bonus was to be determined as follows:

Digital Revenue	Minimum Digital EBITDA	Amount of Digital Growth Award

Less than $538 million	N/A	$—

At least $538 million but less than $591 million	$38 million	$500,000

At least $591 million but less than $619 million	$43 million	$1,076,000

At least $619 million but less than $645 million	$46 million	$2,420,000

$645 million or more	$48 million	$4,302,000

If digital revenue were in a range above the corresponding Digital EBITDA range but the minimum Digital EBITDA goal were not met, then the award would be the amount in the immediately-preceding row (e.g., if digital revenue were $600 million but Digital EBITDA were less than $43 million, the award would be $500,000). Any earned bonus was to be paid following a change in control, an initial public offering, a secondary public offering, or a cash dividend to our stockholders, subject to specified caps. Except as described under “—Potential Payments Upon Termination or Change in Control—Employment Agreements—Darren MacDonald” below, Mr. MacDonald was required to remain employed by us through the payment date in order to receive payment of any earned award. Under the terms of the employment agreement, any earned digital growth award was to be settled one-half in cash and one-half in fully vested Series B Units of Scooby LP (“B Units”).

Following the end of fiscal 2021, the compensation committee and our board of directors determined that Mr. MacDonald earned a digital growth award of $4,302,000 based on the digital revenue and Digital EBITDA achieved during fiscal 2021. In lieu of settling the digital growth award earned for fiscal 2021 in cash and fully vested B Units, the compensation committee recommended, and our board of directors approved, the settlement of the award one-half in cash and one-half in fully vested Class A common stock under the 2021 Plan.

Mr. MacDonald is eligible for certain payments upon certain terminations of employment, as described under “—Potential Payments Upon Termination or Change in Control—Employment Agreements—Darren MacDonald” below. The agreement also subjects Mr. MacDonald to covenants regarding non-solicitation of our partners and our customers, vendors, distributors, and strategic partners while Mr. MacDonald is employed by us and for one year thereafter. Mr. MacDonald is also a party to our standard Confidentiality and Inventions Agreement which, among other things, provides us standard protections regarding the confidentiality of our proprietary information and our ownership of intellectual property.

John Zavada

In August 2016, we entered into an employment letter agreement with Mr. Zavada, which sets forth his initial base salary, initial annual bonus target subject to achievement of performance goals, relocation assistance, and other customary terms and conditions; however, it does not contain any payments upon termination of employment. Mr. Zavada is also party to a special retention bonus agreement that provides for a cash retention bonus of $1,500,000, of which $500,000 was paid in October 2019 and $1,000,000 was paid on April 9, 2021. Mr. Zavada is also a party to our standard Confidentiality and Inventions Agreement which, among other things, provides us standard protections regarding the confidentiality of our proprietary information and our ownership of intellectual property. Mr. Zavada is eligible for certain payments upon certain terminations of employment, as described under “—Potential Payments Upon Termination or Change in Control—Employment Agreements—John Zavada” below.

Justin Tichy

In connection with his appointment, we entered into an employment letter agreement with Mr. Tichy on September 17, 2018, which sets forth his initial base salary, initial annual bonus target subject to achievement of performance goals, an initial signing bonus, and other customary terms and conditions. Pursuant to the agreement, Mr. Tichy received a cash retention bonus of $500,000 on April 9, 2021 because he remained employed by us in good standing through March 31, 2021 and a change in control event did not occur prior to such date.

Mr. Tichy is eligible for certain payments upon certain terminations of employment, as described under “—Potential Payments Upon Termination or Change in Control—Employment Agreements—Justin Tichy” below. Mr. Tichy is also a party to our standard Confidentiality and Inventions Agreement, which, among other things, provides us standard protections regarding the confidentiality of our proprietary information and our ownership of intellectual property.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table reflects information regarding outstanding unvested C Units, stock options, RSUs, and restricted stock held by our NEOs as of January 29, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(13)

Ronald Coughlin, Jr.
C Units (1)(2)					48,000,000	$65,280,000
Stock Options (3)	425,000	825,000	$18.00	1/13/31
RSUs (4)					137,500	$2,516,250

Brian LaRose
C Units (1)(5)					1,600,000	$2,416,000
Stock Options (3)	10,200	19,800	$18.00	1/13/31
RSUs (4)					17,968	$328,814
RSUs (6)					35,859	$656,220

Michael Nuzzo
C Units (1)(7)					3,400,000	$4,274,000
Stock Options (3)	72,858	141,428	$18.00	1/13/31
RSUs (4)					55,000	$1,006,500
RSUs (8)					110,000	$2,013,000

Darren MacDonald
C Units (1)(9)					3,000,000	$4,830,000
Stock Options (3)	54,643	106,072	$18.00	1/13/31
RSUs (4)					41,252	$754,912
Restricted Stock (10)					55,302	$1,012,027

John Zavada
C Units (1)(11)					1,400,000	$2,174,000
Stock Options (3)	36,427	70,716	$18.00	1/13/31
RSUs (4)					27,500	$503,250

Justin Tichy
C Units (1)(12)					3,600,000	$5,366,000
Stock Options (3)	54,643	106,072	$18.00	1/13/31
RSUs (4)					41,252	$754,912

(1)

The C Units are intended to qualify as “profits interests” for U.S. tax purposes. They do not require the payment of an exercise price but are economically similar to stock appreciation rights because they have no value for tax purposes as of the grant date and will obtain value only as the value of the underlying value of the security rises above its Distribution Threshold. C Units that were granted in the past, and particularly those granted during periods of lower company performance, typically have lower Distribution Thresholds and thus the greatest potential opportunity for appreciation. The amounts in these rows represent the total unvested C Units that were held by our NEOs as of January 29, 2022, all of which were granted prior to our initial public offering, including as far back as 2018.

(2)

Mr. Coughlin’s unvested C Units were granted with the following Distribution Thresholds and have vested or will vest ratably on the following vesting dates subject to his continued employment with us through each vesting date:

Number of C Units	Distribution Threshold	Vesting Dates

6,000,000	$1.00	June 4, 2022 and June 4, 2023

12,000,000	$0.75	June 4, 2022 and June 4, 2023

18,000,000	$0.50	April 1, 2022, April 1, 2023, and April 1, 2024

12,000,000	$1.00	July 27, 2022, July 27, 2023, July 27, 2024, and July 27, 2025

(3)

These stock options vested as to 34% on January 13, 2022 and vest as to 16.5% at the end of each six-month period thereafter, in each case, subject to the NEO’s continued employment with us through each vesting date.

(4)	These RSUs vest as to 25% on each of July 13, 2022, January 13, 2023, July 13, 2024 and January 13, 2025, in each case, subject to the NEO’s continued employment with us through each vesting date.

(5)

Mr. LaRose’s unvested C Units were granted with a Distribution Threshold of $0.60 and will vest ratably on September 16, 2022, September 16, 2023, September 16, 2024, and September 16, 2025, in each case, subject to his continued employment with us through each vesting date.

(6)

These RSUs vest as to 34% on September 20, 2022 and as to 16.5% at the end of each six-month period thereafter, in each case, subject to the Mr. LaRose’s continued employment with us through each vesting date.

(7)

Mr. Nuzzo’s unvested C Units were granted with the following Distribution Thresholds and will vest ratably on the following vesting dates subject to his continued employment with us through each vesting date:

Number of C Units	Distribution Threshold	Vesting Dates

1,000,000	$0.50	January 26, 2023

2,400,000	$1.00	September 16, 2022, September 16, 2023, September 16, 2024, and September 16, 2025

(8)	These RSUs vest ratably on each of January 13, 2023, and January 13, 2024, in each case, subject to Mr. Nuzzo’s continued employment with us through each vesting date.

(9)

Mr. MacDonald’s unvested C Units were granted with a Distribution Threshold of $0.50 and will vest ratably on July 1, 2022, July 1, 2023, and July 1, 2024, in each case, subject to his continued employment with us through each vesting date.

(10)	These shares of restricted stock vest ratably on each of March 30, 2022 and March 30, 2023, in each case, subject to Mr. MacDonald’s continued employment with us through each vesting date.

(11)

Mr. Zavada’s unvested C Units were granted with the following Distribution Thresholds and will vest ratably on the following vesting dates subject to his continued employment with us through each vesting date:

Number of C Units	Distribution Threshold	Vesting Dates

600,000	$0.50	October 3, 2022 and October 3, 2023

800,000	$0.60	April 1, 2022, April 1, 2023, April 1, 2024, and April 1, 2025

(12)

Mr. Tichy’s unvested C Units were granted with the following Distribution Thresholds and will vest ratably on the following vesting dates subject to his continued employment with us through each vesting date:

Number of C Units	Distribution Threshold	Vesting Dates

1,400,000	$0.75	January 2, 2023 and January 2, 2024

1,400,000	$0.50	January 2, 2023 and January 2, 2024

800,000	$0.60	August 3, 2022, August 3, 2023, August 3, 2024, and August 3, 2025

(13)

Other than with respect to C Units, amounts in these columns reflect the value of outstanding RSUs or restricted stock as of January 29, 2022, based on a per share price of $18.30, the closing price of our Class A common stock on January 28, 2022, the last trading day of fiscal 2021. With respect to C Units, amounts in these columns reflect the value of outstanding C Units as of January 29, 2022 based on the distributions the C Units would be eligible to receive upon a liquidation of Scooby LP using the closing price of our Class A common stock on January 28, 2022, the last trading day of fiscal 2021 for purposes of valuing the Class A common stock held indirectly by Scooby LP. The per C Unit value is reduced by the applicable Distribution Threshold.

Option Exercises and Stock Vested

The following table reflects the C Units, RSUs and EBITDA PSUs held by our NEOs which vested during fiscal 2021. No NEOs exercised any stock options during fiscal 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)

Ronald Coughlin, Jr.

C Units	18,000,000	$31,721,850

EBITDA PSUs & RSUs	348,612	$6,428,475

Brian LaRose

C Units	400,000	$816,340

RSUs	9,255	$175,752

Michael Nuzzo

C Units	1,600,000	$2,504,510

EBITDA PSUs & RSUs	196,113	$3,647,519

Darren MacDonald

C Units	1,000,000	$1,990,000

RSUs	21,248	$403,500

John Zavada

C Units	800,000	$1,483,000

RSUs	14,167	$269,031

Justin Tichy

C Units	1,600,000	$2,684,310

RSUs	21,248	$403,500

(1)

The value of the C Units is determined based on the distributions the C Units would be eligible to receive upon a liquidation of Scooby LP using the closing price of our Class A common stock on the applicable vesting date for purposes of valuing the Class A common stock held indirectly by Scooby LP. In each case, the per C Unit value is reduced by the applicable Distribution Threshold.

(2)	The value of EBITDA PSUs and RSUs is determined based on the closing price of our Class A common stock on the applicable vesting date.

Nonqualified Deferred Compensation

The following table sets forth information regarding the value of accumulated benefits of our NEOs under our nonqualified deferred compensation arrangements as of January 29, 2022.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Ronald Coughlin, Jr.	$945,493	$46,601	$231,655	—	$4,917,127

Brian LaRose	$44,832	$2,452	$841	—	$57,839

Michael Nuzzo	—	—	—	—	—

Darren MacDonald	$58,967	$23,429	$11,045	$68,844	$150,475

John Zavada	$219,517	$11,978	$50,975	—	$282,469

Justin Tichy	$54,000	$—	$(2,820)	—	$53,777

(1)

Amounts in this column represent base salary and annual bonuses that were payable during fiscal 2021 but the receipt of which was deferred. These amounts are included in the Summary Compensation Table under “Salary” and “Non-Equity Incentive Plan Compensation” for fiscal 2021 and under “Bonus” for the 2020 fiscal year (which were paid during fiscal 2021).

(2)	Amounts in this column represent matching contributions of the NEO’s contributions, which are included in the Summary Compensation Table under “All Other Compensation” for fiscal 2021.

(3)

The aggregate balance for each NEO includes the following amounts that were included in the Summary Compensation Table in prior fiscal years: (i) for Mr. Coughlin, $2,416,677; (ii) for Mr. LaRose, $0; (iii) for Mr. MacDonald, $129,550; (iv) for Mr. Zavada, $0; and (v) for Mr. Tichy, $2,591.

Messrs. Coughlin, LaRose, MacDonald, Zavada, and Tichy have elected to participate in our nonqualified deferred compensation plan, which is an unfunded plan that is available to executives and certain key partners and directors of Petco. Under the plan and pursuant to the terms of their employment agreements, as applicable, participants are permitted to defer a portion of their annual base salary and bonus. We make a matching contribution of 50% of an eligible partner’s contributions on the first 3% of base salary deferred (or, if the eligible partner is not yet eligible to participate in our 401(k) plan, the first 6% of base salary deferred) and on the first 6% of annual bonus deferred. Participants are 100% vested in matching contributions. Participants may select among a broad range of investment alternatives under this plan, and participants’ accounts are credited with a rate of return based on the performance of the selected investments. Petco does not provide above-market or preferential earnings on deferred compensation. If a participant separates from service on or after reaching age 55 and attaining six years of service, the participant’s account may be paid in a single lump sum or in annual installments from two to ten years (at the participant’s election). If a participant separates from service without meeting the age and service requirements set forth above, or as a result of his or her death or disability, the participant (or his or her beneficiaries, as applicable) will receive his or her account balance in the form of a lump sum. We have established a rabbi trust to assist in meeting a portion of our obligations under the plan. To the extent required to comply with Section 409A of the Code, payment upon termination of employment is subject to a six-month delay.

Potential Payments Upon Termination or Change in Control

Employment Agreements

Ronald Coughlin, Jr.

Mr. Coughlin’s amended and restated employment agreement provides severance benefits to Mr. Coughlin in the event he is terminated without “Cause” or he resigns for “Good Reason,” in each case, subject to his execution of a release of claims. If such termination occurs more than three months prior to or more than 18 months following a “Change in Control,” the severance benefits include: (i) a lump sum payment equal to 18 months of his base salary; (ii) payment of any unpaid annual bonus from a prior fiscal year; (iii) a pro rata annual bonus for the year of termination based on actual achievement of applicable performance goals; (iv) pro-rata acceleration of the EBITDA PSUs if the EBITDA goal for the2021 fiscal year is ultimately achieved; (v) acceleration of all time-based equity awards (excluding C Units) that would have vested during the 12 months following such termination; (vi) acceleration of all performance-based equity awards (excluding C Units and the EBITDA PSUs) for which the performance period ends during the 12 months following such termination, so long as such performance-based goals are actually achieved; and (vii) Petco-paid continued health insurance benefits under COBRA for up to 18 months following Mr. Coughlin’s termination.

Additionally, in the event such termination without Cause or resignation for Good Reason occurs within the three months prior to or the 18 months following a Change in Control, Mr. Coughlin will be eligible for the following severance benefits in lieu of the severance benefits described above: (i) a lump sum payment equal to two times the sum of his base salary and target annual bonus; (ii) payment of any unpaid annual bonus from a prior fiscal year; (iii) a pro rata annual bonus for the year of termination based on actual achievement of applicable performance goals; (iv) acceleration of the EBITDA PSUs if the EBITDA goal for fiscal 2021 is ultimately achieved; (v) accelerated vesting of time-based equity awards (excluding C Units); (vi) all outstanding performance-based equity awards (excluding C Units and EBITDA PSUs) will remain outstanding and eligible to become earned based on achievement of the performance-based goals as if Mr. Coughlin had remained employed; and (vii) Petco-paid continued health insurance benefits under COBRA for up to 18 months following such termination.

Mr. Coughlin’s amended and restated employment agreement also provides for the following accelerated vesting benefits upon a termination of his employment as a result of death or “Disability”: (i) accelerated vesting of time-based equity awards (excluding C Units); (ii) all outstanding performance-based equity awards (excluding C Units and EBITDA PSUs) will remain outstanding an eligible to become earned based on achievement of the performance-based goals as if Mr. Coughlin had remained employed; and (iii) acceleration of the EBITDA PSUs if the EBITDA goal for fiscal 2021 is ultimately achieved.

Upon a Change in Control, if the benefits under Mr. Coughlin’s amended and restated employment agreement would trigger an excise tax under Section 4999 of the Code, the amended and restated employment agreement provides that Mr. Coughlin’s benefits will be reduced to a level at which the excise tax is not triggered, unless Mr. Coughlin would receive a greater amount without such reduction after taking into account the excise tax and other applicable taxes.

For purposes of Mr. Coughlin’s employment agreement:

•	“Cause” includes: (i) Mr. Coughlin’s material breach of his employment agreement; (ii) the willful failure or refusal by him to substantially perform his duties; (iii) the conviction of Mr. Coughlin of, or the entering of a plea of nolo contendere by him with respect to, a felony or a misdemeanor involving moral turpitude; (iv) Mr. Coughlin’s inability or failure to competently perform his duties in any material respect due to the use of drugs or alcohol; and (v) Mr. Coughlin’s material breach of any policy or code of conduct of Petco, subject to, in the cases of clauses (i), (ii) and (v), customary notice and cure provisions.

•	“Change in Control” has the meaning provided under the 2021 Plan.

•

“Disability” means that Mr. Coughlin is either: (i) unable to engage in substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months Petco’s accident and health plan.

•	“Good Reason” means: (i) the removal of Mr. Coughlin from our board of directors; (ii) a material diminution in his authority, duties or responsibilities; (iii) a requirement that he report to any person or body other than our board of directors; (iv) a material diminution in his base salary or target bonus amount; (v) the relocation of his office by more than 30 miles; (vi) our failure to obtain the assumption in writing of its obligation to perform the amended and restated employment agreement by any successor to all or substantially all of our assets, whether direct or indirect by a merger, consolidation, sale or similar transaction, unless such assumption occurs by operation of law; or (vii) any other action or inaction that constitutes a material breach by us of his amended and restated employment agreement, in each case, subject to customary notice and cure provisions.

Brian LaRose

The employment letter with Mr. LaRose does not provide for severance benefits.

Michael Nuzzo

Mr. Nuzzo’s amended employment agreement provides severance benefits to Mr. Nuzzo in the event he is terminated without “Cause” or he resigns for “Good Reason,” in each case, subject to his execution of a release of claims. The severance benefits include: (i) a lump sum payment equal to 18 months of base salary; and (ii) if the termination is without “Cause” and occurs within 12 months following a change in control, a pro rata bonus for the year of termination, based on actual performance immediately prior to such termination, but in no event greater than the target bonus.

For purposes of Mr. Nuzzo’s employment agreement:

•	“Cause” includes: (i) Mr. Nuzzo’s material breach of his employment agreement; (ii) the failure or refusal by Mr. Nuzzo to perform his duties; (iii) the conviction of Mr. Nuzzo of, or the entering of a plea of nolo contendere by him with respect to, a felony; (iv) Mr. Nuzzo’s violation of our code of ethics or policies against discrimination or harassment; or (v) Mr. Nuzzo’s inability or failure to competently perform his duties in any material respect due to the use of drugs or alcohol, in the cases of clauses (i) and (ii), subject to customary notice and cure provisions.

•	“Good Reason” means: (i) a material diminution in Mr. Nuzzo’s authority, duties or responsibilities; (ii) a material diminution in the authority, duties or responsibilities or the person to whom Mr. Nuzzo reports; (iii) a material diminution in Mr. Nuzzo’s base compensation; (iv) a material diminution of the budget over which Mr. Nuzzo has authority; (v) the relocation of his office to a location more than 50 miles from its present location other than a relocation to our San Antonio Support Center; (vi) our failure to obtain the assumption in writing of its obligation to perform the employment agreement by any successor to all or substantially all of our assets; or (vii) any other action or inaction that constitutes a material breach by us of
Mr. Nuzzo’s employment agreement, in each case, subject to customary notice and cure provisions.

Darren MacDonald

Mr. MacDonald’s employment agreement provides severance benefits to Mr. MacDonald in the event he is terminated without “Cause” or he resigns for “Good Reason,” in each case, subject to his execution of a release of claims. The severance benefits include: (i) a lump sum payment equal to 12 months of his base salary; (ii) a pro rata annual bonus for the year of termination based on actual performance; (iii) if the termination is less than six months prior to a change in control, public offering, secondary public offering, or payment of any cash dividend to our stockholders, payment of any earned Digital Growth Award; and (iv) Petco-paid continued health insurance benefits under COBRA for up to 12 months following Mr. MacDonald’s termination. In addition, the Digital Growth Award will be paid upon a change in control, public offering, secondary public offering, or payment of any cash dividend to our stockholders if Mr. MacDonald remains employed through such event.

For purposes of Mr. MacDonald’s employment agreement:

•	“Cause” includes: (i) Mr. MacDonald’s material breach of his employment agreement; (ii) the intentional and material failure or refusal by Mr. MacDonald to substantially perform his duties; (iii) the conviction of Mr. MacDonald of, or the entering of a plea of nolo contendere by him with respect to, a felony or a misdemeanor involving moral turpitude; or (iv) Mr. MacDonald’s substantial inability or failure to perform the essential functions of his position even with reasonable accommodation as required by law, in the cases of clauses (i), (ii) and (iv), subject to customary notice and cure provisions.

•	“Good Reason” means: (i) a material diminution in Mr. MacDonald’s authority, duties or responsibilities; (ii) a requirement that he report to any person or body other than the chief executive officer or our board of directors; (iii) a diminution in his base salary; (iv) the relocation of his office to a location more than 50 miles from its present location; (v) our failure to obtain the assumption in writing of its obligation to perform the employment agreement by any buyer or successor to us upon the effective date of merger, consolidation, sale or similar transaction, unless such assumption occurs by operation of law; or (vi) any other action or inaction that constitutes a material breach by us of Mr. MacDonald’s employment agreement, in each case, subject to customary notice and cure provisions.

John Zavada

Mr. Zavada is eligible to receive severance benefits, subject to his execution of a release of claims, upon an involuntary, not-for-cause termination equal to 12 months of base salary.

Justin Tichy

Mr. Tichy’s employment letter provides severance benefits in the event he is terminated without cause, subject to his execution of a release of claims. The severance benefits require a lump sum payment equal to 12 months of base salary.

C Units

All unvested C Units will become fully vested upon the occurrence of a “Change in Control,” subject to each NEO’s continued employment through such event. A Change in Control did not occur upon the closing of our initial public offering for purposes of the C Units.

In addition to acceleration upon a Change in Control, a portion of each NEO’s C Units may vest upon direct or indirect sales by Scooby LP of our Class A common stock, and all unvested C Units will fully accelerate in the event Scooby LP sells 90% of its direct or indirect holdings of our Class A common stock.

Upon an NEO’s termination without “Cause” (and, for Mr. Coughlin, a resignation for “Good Reason”): (i) a pro-rata portion of the C Units that would have vested at the next regularly scheduled vesting date will be accelerated based on the number of days elapsed since the most recent vesting date as compared to the total number of days between the most recent vesting date and the next regularly scheduled vesting date; and (ii) the NEO will continue to receive the benefit of the preceding paragraph for direct or indirect sales of our Class A common stock by Scooby LP up to 180 days following the date of termination.

For purposes of the C Units, “Cause” and “Good Reason” generally have the meaning provided in the applicable NEO’s employment agreement or employment letter or, if such agreement does not define such term, the meaning set forth in the Scooby LP partnership agreement. Additionally, “Change in Control” generally includes (i) a third party’s acquisition of 50% or more of Scooby LP or (ii) a third party’s acquisition of all or substantially all of the assets of Scooby LP and its subsidiaries, in each case, so long as the proceeds received by the Sponsors or Scooby LP consist of cash or marketable securities.

Additionally, the C Units are subject to customary repurchase rights in favor of Scooby LP in the event of the NEO’s termination of employment.

Equity Awards

Except with respect to awards under the 2021 Plan granted to Mr. Coughlin, which are governed by the acceleration terms set forth under his amended and restated employment agreement as described above, the award agreements governing the outstanding stock options and RSUs under the 2021 Plan provide for accelerated vesting upon certain terminations of employment. Upon an NEO’s termination of employment as a result of death or disability, all outstanding stock options, shares of restricted stock and RSUs held by such NEO will become fully vested. Similarly, upon a termination of an NEO’s employment without “Cause” or a resignation for “Good Reason,” in each case, within 24 months following a “Change in Control,” all outstanding stock options, shares of restricted stock and RSUs held by such NEO will become fully vested; however, Mr. LaRose’s RSUs and stock options granted prior to his appointment as Chief Financial Officer will only accelerate upon a termination of his employment without “Cause” within 24 months following a “Change in Control.”

Additionally, upon an NEO’s “Retirement,” (i) prior to the first anniversary of the grant date, a pro-rated portion of all unvested stock options and RSUs held by such NEO will become vested and (ii) on or following the first anniversary of the grant date, all outstanding stock options, shares of restricted stock and RSUs held by such NEO will become fully vested.

For purposes of awards under the 2021 Plan:

•	“Cause” has the meaning provided in the applicable NEO’s employment agreement or employment letter or, if such agreement does not define such term, generally means: (i) the NEO’s material breach of any agreement with Petco; (ii) the willful failure or refusal by the NEO to substantially perform his or her duties; (iii) the commission or conviction of the NEO of, or the entering of a plea of nolo contendere by the NEO with respect to, a felony or misdemeanor involving moral turpitude; (iv) the NEO’s gross misconduct that causes harm to Petco’s reputation; or (v) the NEO’s inability or failure to competently perform his or her duties in any material respect due to the use of drugs or other illicit substances.

•	“Change in Control” general means the occurrence of any of the following: (i) any person becoming the beneficial owner of 50% or more of Petco’s outstanding securities; (ii) incumbent directors cease to constitute a majority of our board of directors; (iii) consummation of a merger or consolidation, other than a merger or consolidation which would result in the holders of Petco’s voting securities prior to such transaction continue to represent at least 50% of the combined voting power of the securities of Petco or surviving entity of such transaction; (iv) implementation of a plan of complete liquidation or dissolution of Petco; or (v) a sale of all or substantially all of Petco’s assets.

•	“Good Reason” has the meaning provided in the applicable NEO’s employment agreement or employment letter or, if such agreement does not define such term, generally means: (i) a material diminution in the NEO’s authority, duties, or responsibilities with Petco; (ii) a material diminution in the NEO’s base salary; (iii) a geographic relocation by more than 50 miles; or (iv) a material breach of Petco of its obligations under the award agreement, in each case, subject to customary notice and cure provisions.

•	“Retirement” means an NEO’s resignation after attaining age 55 with 10 years or more of service to Petco. As of January 29, 2022, none of our NEOs were Retirement-eligible for purposes of awards granted under the 2021 Plan.

Quantification of Potential Payments

The table below sets forth the aggregate amounts that would have been payable to each NEO under the employment agreements, employment letters, C Units, and award agreements under the 2021 Plan, as described above, assuming the applicable termination event or Change in Control occurred on January 29, 2022. As of January 29, 2022, none of our NEOs were Retirement-eligible for purposes of awards granted under the 2021 Plan.

Name	Termination without Cause ($)	Resignation for Good Reason ($)	Death or Disability ($)	Qualifying Termination in Connection with a Change in Control ($)(1)	Change in Control ($)

Ronald Coughlin, Jr.

Cash Payments (2)	$4,400,000	$4,400,000	—	$7,700,000	—

Continued Health Benefits (3)	$21,888	$21,888	—	$21,888	—

Equity Awards (4)	$18,559,643	$18,559,643	$2,763,750	$68,043,750	$65,280,000

Total	$22,981,531	$22,981,531	$2,763,750	$75,765,638	$65,280,000

Brian LaRose

Equity Awards (4)	$223,397	—	$990,974	$3,406,974	$2,416,000

Total	$223,397	—	$990,974	$3,406,974	$2,416,000

Michael Nuzzo

Cash Payments (2)	$996,938	$996,938	—	$1,528,638	—

Equity Awards (4)	$259,562	—	$3,061,928	$6,669,928	$3,608,000

Total	$1,256,500	$996,938	$3,061,928	$8,198,566	$3,608,000

Darren MacDonald

Cash Payments (2)	$1,338,094	$1,338,094	—	$5,640,094	$4,302,000

Continued Health Benefits (3)	$24,372	$24,372	—	$24,372	—

Equity Awards (4)	$935,123	—	$1,798,761	$6,628,761	$4,830,000

Total	$2,297,589	$1,362,466	$1,798,761	$12,293,227	$9,132,000

John Zavada

Cash Payments (2)	$485,688	—	—	$485,688	—

Equity Awards (4)	$406,848	—	$524,465	$2,698,465	$2,174,000

Total	$892,536	—	$524,465	$3,184,153	$2,174,000

Justin Tichy

Cash Payments (2)	$600,000	—	—	$600,000	—

Equity Awards (4)	$314,838	—	$786,734	$6,152,734	$5,366,000

Total	$914,838	—	$786,734	$6,752,734	$5,366,000

(1)

Amounts in this column also include (i) severance payable upon a qualifying termination that is not in connection with a change in control for those NEOs who do not receive enhanced severance benefits upon a qualifying termination in connection with a change in control and (ii) the value of C Units that would become vested upon a change in control without regarding to any corresponding qualifying termination.

(2)	These amounts include cash severance payments under the employment agreements and employment letters, as well as any acceleration of cash bonuses.

(3)

Amounts in this row are based on premiums in effect as of February 1, 2022, which are assumed for purposes of these calculations to remain in effect throughout the duration of the period in which continued health benefits are provided.

(4)

Amounts in this row reflect (i) the C Units that would become vested upon occurrence of the applicable event based on the value as of January 29, 2022 based on the distributions the C Units would be eligible to receive upon a liquidation of Scooby LP using the closing price of our Class A common stock on January 28, 2022, the last trading day of fiscal 2021 for purposes of valuing the Class A common stock held indirectly by Scooby LP, less the applicable Distribution Threshold and (ii) the stock options, RSUs and restricted stock that would become vested upon occurrence of the applicable event based on a per share price of $18.30, the closing price of our Class A common stock on January 28, 2022, the last trading day of fiscal 2021, less the exercise price, if applicable.

CEO PAY RATIO

The fiscal 2021 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2021, other than Mr. Coughlin, our CEO, was $27,079; Mr. Coughlin’s fiscal 2021 annual total compensation was $4,025,740; and the ratio of these amounts was 1-to-149.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. For these purposes, we identified the median compensated employee using gross wages reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2021, which we annualized for any employee who did not work for the entire year. We identified our employee population as of December 31, 2021 based on our payroll records or based on our treatment of employees for U.S. tax or local tax reporting purposes resulting in an employee population of 28,449.

Our median employee is a full-time store partner working in a Missouri store.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our Class A common stock that may be issued under equity compensation plans as of January 29, 2022.

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in column (a)) (3)

Equity Compensation Plans Approved by Security Holders

2021 Equity Incentive Plan	5,856,950	$18.00	22,400,541

2021 Employee Stock Purchase Plan	—	—	7,582,491

Equity Compensation Plans Not Approved by Security Holders

Total	5,856,950		29,983,032

(1)	This column reflects all EBITDA PSUs, RSUs, and stock options granted under the 2021 Plan that were outstanding as of January 29, 2022.

(2)

This column reflects the weighted-average exercise price of stock options granted under the 2021 Plan that were outstanding as of January 29, 2022. EBITDA PSUs and RSUs reflected in column (a) are not reflected in this column as they do not have an exercise price.

(3)	This column reflects the total shares of our Class A common stock remaining available for issuance under the 2021 Plan and the ESPP as of January 29, 2022.

PROPOSAL 2—NON-BINDING, ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers for the fiscal year ended January 29, 2022, as pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “say-on-pay” vote).

As described in detail under the heading “Executive Compensation,” our executive compensation program is designed to attract, retain, motivate, and reward highly skilled, performance-oriented executives who thrive in a culture focused on delivering purpose-driven results. We incentivize our senior leaders to deliver the highest levels of execution and business results, while also delivering on our mission of improving the lives of pets, pet parents, and our own Petco partners. We carry out these objectives through the following attributes of our executive compensation program:

•	We align executive compensation with the achievement of operational and financial results, increases in stockholder value, and delivering on our mission.

•	A significant portion of total compensation for our executives is at-risk and is subject to short-term and long-term incentive programs that are designed to align their interests with those of our stockholders.

•	We evaluate the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size, and other relevant criteria in making pay decisions.

•	Total compensation for individual executives is influenced by a variety of factors, including each executive’s scope of responsibility, individual performance, skill set, experience, and expected future contributions.

•	We focus on creating simple, straightforward compensation programs that our partners and stockholders can easily understand.

Please read the “Executive Compensation” section beginning on page 26 for additional details about our executive compensation program, including information about the compensation of our Named Executive Officers during fiscal 2021.

We are asking stockholders to vote “For” the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s Named Executive Officers for the fiscal year ended January 29, 2022, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion disclosed in this Proxy Statement.”

Approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers requires the affirmative vote of at least a majority of the votes cast. Only holders of Class A common stock and Class B-1 common stock are entitled to vote on this Proposal 2. Holders of Class B-2 common stock are not entitled to vote on this Proposal 2. Holders of Class A and Class B-1 common stock may vote “For,” “Against,” or “Abstain” with respect to this Proposal 2. Abstentions and broker non-votes are not considered “votes cast” and, therefore, will have no effect on the outcome of this Proposal 2.

This resolution will not be binding on our board of directors or the compensation committee. However, our board of directors and the compensation committee will review and consider the results of this Proposal 2 when making future compensation decisions for our Named Executive Officers. Our board’s current policy is to hold annual say-on-pay votes, and thus, we expect that we will conduct our next say-on-pay vote at the 2023 annual meeting of stockholders.

FOR	OUR BOARD, UPON RECOMMENDATION OF OUR COMPENSATION COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following is a summary of Ernst & Young LLP’s fees for professional services rendered to us for the 2021 and 2020 fiscal years.

(in millions)	Fiscal 2021	Fiscal 2020

Audit Fees (1)	$3.2	$5.2

Audit-Related Fees (2)	$0.4	—

Tax Fees	—	—

All Other Fees	—	—

Total	$3.6	$5.2

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings, and additional work performed in connection with the company’s initial public offering in fiscal 2020 and secondary offering in fiscal 2021. Audit fees billed in fiscal 2020 included fees for the audits of our fiscal 2020, fiscal 2019, and fiscal 2018 financial statements. Audit fees billed in fiscal 2021 also included fees for the audit of the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees include accounting consultation services and due diligence related services provided in conjunction with a contemplated acquisition.

Pre-Approval of Audit and Non-Audit Services Policy

The audit committee adopted a policy for pre-approving all audit and permitted non-audit services provided by Ernst & Young LLP. The audit committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether permitted non-audit services are consistent with the SEC’s rules on auditor independence. The audit committee has delegated authority to the chair of the audit committee to pre-approve audit and non-audit services in amounts up to $500,000 (1) per engagement, (2) per additional category of services, or (3) to the extent otherwise required under the policy, for services exceeding the pre-approved budgeted fee levels for the specified service. All of the services and fees identified in the table above were approved pursuant to the pre-approval policy described in this paragraph.

AUDIT COMMITTEE REPORT*

The audit committee has reviewed and discussed our audited financial statements with management and Ernst & Young LLP, and has discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the PCAOB and SEC. Additionally, the audit committee has received the written disclosures and the letter from Ernst & Young LLP, as required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence. Based upon such review and discussion, the audit committee recommended to our board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2022 for filing with the SEC.

Audit Committee of the Board of Directors,

Sabrina Simmons (Chair)

Gary Briggs

R. Michael Mohan

*

This report of the audit committee is required by the SEC rules and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee, pursuant to authority granted to it by the board, is directly responsible for the appointment, compensation, retention, and oversight of Petco’s independent registered public accounting firm. In accordance with its charter, the audit committee evaluates the independent registered public accounting firm’s qualifications, performance, and independence at least annually.

Our audit committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2023. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since July 17, 2020. The members of the audit committee and the board believe that the continued retention of Ernst & Young LLP as Petco’s independent registered public accounting firm is in the best interests of Petco and its stockholders. Our board of directors and audit committee value the opinions of our stockholders and consider the selection of such firm to be an important matter of stockholder concern. The appointment of Ernst & Young LLP is accordingly being submitted for ratification by our stockholders as a matter of good corporate practice. If the stockholders fail to ratify this appointment, our board of directors and audit committee may reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of our Company and stockholders.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 28, 2023 requires the affirmative vote of a majority of the votes cast. Only holders of Class A and Class B-1 common stock are entitled to vote on this Proposal 3. Holders of Class B-2 common stock are not entitled to vote on this Proposal 3. Holders of Class A and Class B-1 common stock may vote “For,” “Against,” or “Abstain” with respect to this Proposal 3. Abstentions and broker non-votes are not considered “votes cast” and, therefore, will have no effect on the outcome of this Proposal 3.

One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions.

FOR

OUR BOARD, UPON RECOMMENDATION OF OUR AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 28, 2023.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Review, Approval, and Ratification of Related Person Transactions

Our board of directors adopted a written policy regarding the review, approval, ratification, or disapproval by our audit committee of transactions between us or any of our subsidiaries and any related person (defined to include our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, and any immediate family member of any of the foregoing persons) in which the amount involved since the beginning of our last completed fiscal year will or may be expected to exceed $120,000 and in which one or more of such related persons has a direct or indirect material interest. In approving or rejecting any such transaction, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval, ratification, or disapproval of the transaction.

Other than the transactions described below under “Related Person Transactions,” there have been no other “related person transactions” that require disclosure under the SEC rules since the beginning of our last completed fiscal year.

Related Person Transactions

Promissory Note

Scooby LP holds a promissory note issued by Petco Animal Supplies, Inc. (“Petco Animal Supplies”) with an initial principal amount of $3.5 million in connection with the acquisition by Petco Animal Supplies of an online pet healthcare service on March 22, 2017. Half of this promissory note was redeemed effective as of March 25, 2019, and the remaining half of the promissory note, equal to approximately $1.9 million, remained outstanding as of January 29, 2022.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with our Principal Stockholder. The agreement contains provisions that require us to register, under the federal securities laws, the offer and resale of shares of our Class A common stock held by our Principal Stockholder upon demand thereof. The agreement grants our Principal Stockholder the opportunity to include its shares in any registration statement filed by us in connection with a public offering of our equity securities (customarily known as “piggyback rights”). These registration rights are subject to certain conditions and limitations. We are generally obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.

Stockholder’s Agreement

In connection with the completion of our initial public offering, we entered into a stockholder’s agreement with our Principal Stockholder. The stockholder’s agreement gives our Principal Stockholder the right to designate a certain number of nominees for election to our board of directors and certain committee nomination and observer rights so long as our Principal Stockholder does not sell below, or beneficially owns (directly or indirectly), as applicable, a specified percentage of our outstanding Class A common stock and Class B-1 common stock. For additional information, please see “—Composition of the Board of Directors” above.

Additionally, the stockholder’s agreement provides that we will not take certain significant actions specified therein without the prior written consent of our Principal Stockholder as long as our Principal Stockholder (including its permitted transferees under the stockholder’s agreement) beneficially owns (directly or indirectly) at least 25% of the outstanding shares of Class A common stock and Class B-1 common stock (as adjusted for stock splits, combinations, reclassifications, and similar transactions). Such specified actions include:

•	liquidation, dissolution, or winding up of our Company;

•	any material change in the nature of the business or operations of our Company and our subsidiaries, taken as a whole, as of the date of the stockholder’s agreement;

•	hiring or terminating our CEO and his or her successors and, so long as our Principal Stockholder beneficially owns (directly or indirectly) at least 50% of the outstanding shares of Class A common stock and Class B-1 common stock (as adjusted for stock splits, combinations, reclassifications, and similar transactions), hiring or terminating any other executive officer of our company and his or her successor;

•	any mergers or other transaction that, if consummated, would constitute a “change in control” (as defined in the stockholder’s agreement) or entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in a “change in control”;

•	entering into any agreement providing for the acquisition or divestiture of assets or persons, in each such case, involving consideration payable or receivable by our Company or any of our subsidiaries in excess of a specified monetary threshold in a 12-month period;

•	any incurrence by us or any of our subsidiaries of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another person), other than indebtedness incurred under an existing and previously approved revolving credit facility, in excess of a specified monetary threshold in a 12-month period or that would result in our company’s total net leverage ratio exceeding 4:00:1:00;

•	any issuance or series of related issuances of equity securities by us or our subsidiaries, other than grants of equity securities under any equity compensation plan (including an employee stock purchase plan) approved by our board of directors or a committee thereof;

•	any payment or declaration of any dividend or other distribution of any shares of Class A Common Stock or Class B-1 Common Stock or entering into any recapitalization transaction the primary purpose of which is to pay a dividend of shares of Class A Common Stock or Class B-1 Common Stock;

•	any increase or decrease in the size of our board of directors or the committees of our board; and

•	amendments to, or modification or repeal of, organizational documents (such as our second amended and restated certificate of incorporation (“certificate of incorporation”) and bylaws or equivalent organizational documents of our subsidiaries) that adversely affect any of our Principal Stockholder, CVC or CPP Investments, or their respective affiliates.

Note Purchase Agreement

In connection with our initial public offering, our Principal Stockholder entered into a Note Purchase Agreement (the “Note Purchase Agreement”), dated January 19, 2021, with (i) CVC B-2 SPV, LLC, as guarantor, and 9314601 B-2 SPV, LLC, as guarantor (collectively, the “Guarantors”), (ii) U.S. Bank National Association, as the notes agent and calculation agent, and (iii) certain noteholders party thereto. Pursuant to the Note Purchase Agreement, $450 million in aggregate principal amount of Senior Secured Floating Rate Notes (the “Notes”) were issued. The Notes are secured by a pledge of all existing and after-acquired assets of our Principal Stockholder and the Guarantors, including shares of our Class A and Class B-1 common stock held by our Principal Stockholder and shares of our Class B-2 common stock held by the Guarantors, as further set forth in a Pledge and Security Agreement, dated January 19, 2021, by and among our Principal Stockholder, the Guarantors and U.S. Bank National Association, as the notes agent (the

“Pledge and Security Agreement”). The Notes will be repaid and the pledge securing the Notes will be eliminated once our Principal Stockholder has sold such shares in amounts sufficient to repay the outstanding amount thereof, taking into account any such proceeds retained by our Principal Stockholder. As of May 2022, the Notes remain outstanding.

Secondary Offering

In May 2021 we conducted an underwritten secondary public offering of our Class A common stock (the “Secondary Offering”). Our Sponsors, through their indirect ownership of our Principal Stockholder, sold 25,300,000 shares of Class A common stock in connection with the Secondary Offering, resulting in total aggregate proceeds to the Sponsors of $585,948,000. In addition, certain of our executive officers indirectly received proceeds as a result of these sales because they are entitled to distributions as holders of Common Series B Units of Scooby, LP.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information as of April 25, 2022 (or as of the date otherwise indicated below) regarding beneficial ownership by:

•	each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

•	our directors and director nominees;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the mailing address of each listed beneficial owner is c/o Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, California 92127.

The number of shares beneficially owned by each entity or individual is determined under the SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of June 24, 2022 (60 days after April 25, 2022) through the exercise of any stock options, through the vesting/settlement of RSUs payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after June 24, 2022 and any RSUs vesting/settling, as applicable, on or before June 24, 2022 that may be payable in cash or shares at Petco’s election. Unless otherwise indicated, each person has sole voting and investment power (or shares such power with his or her spouse, as applicable) with respect to the shares set forth in the following table.

The percentage ownership information shown in the following table is based on 227,477,271 shares of our Class A common stock, 37,790,781 shares of our Class B-1 common stock and 37,790,781 shares of our Class B-2 common stock outstanding as of April 25, 2022. The rights of the holders of our Class A common stock and our Class B-1 common stock are identical in all respects, except that our Class B-1 common stock does not vote on the election or removal of directors. The rights of the holders of our Class B-2 common stock differ from the rights of the holders of our Class A common stock and Class B-1 common stock in that holders of our Class B-2 common stock only possess the right to vote on the election or removal of directors.

	Class A		Class B-1		Class B-2		% of Total Voting Power(1)	% of Total Director Election and Removal Power
	Number	%	Number	%	Number	%

Certain Stockholders

Scooby Aggregator, LP (2)(3)(4)	145,924,140	64.1%	37,790,781	100.0%	—	—%	69.3%	55.0%

CVC B-2 SPV, LLC (3)(5)	—	—	—	—	19,273,298	51.0	—	7.3%

9314601 B-2 SPV, LLC (6)	—	—	—	—	18,517,483	49.0	—	7.0%

Directors and Named Executive Officers

Ronald Coughlin, Jr. (7)(8)	678,913	*	—	—	—	—	*	*

Brian LaRose (8)(9)	26,786	*					*	*

Michael Nuzzo (8)	182,969	*	—	—	—	—	*	*

Darren MacDonald (8)	182,684	*	—	—	—	—	*	*

John Zavada (8)	46,715	*					*	*

Justin Tichy (8)	69,542	*	—	—	—	—	*	*

Maximilian Biagosch	—	—	—	—	—	—	—	—

Cameron Breitner	—	—	—	—	—	—	—	—

Gary Briggs	4,167	*	—	—	—	—	*	*

Nishad Chande	—	—	—	—	—	—	—	—

Christy Lake	4,167	*	—	—	—	—	*	*

	Class A		Class B-1		Class B-2		% of Total Voting Power(1)	% of Total Director Election and Removal Power
	Number	%	Number	%	Number	%

R. Michael Mohan	—	—	—	—	—	—	—	—

Jennifer Pereira	—	—	—	—	—	—	—	—

Sabrina Simmons	4,167	*	—	—	—	—	*	*

Christopher J. Stadler	—	—	—	—	—	—	—	—

Mary Sullivan	—	—	—	—	—	—	—	—

All Directors and Executive Officers as a group (19 persons) (9)	1,260,569	*	—	—	—	—	*	*

*	Represents holdings of less than 1% of any class of our common stock.

(1)	Does not include shares of our Class B-2 common stock, which represent only the right to vote on the election or removal of our directors.

(2)

Represents shares of our Class A and Class B-1 common stock directly held by our Principal Stockholder. The general partner of our Principal Stockholder is Scooby Aggregator GP, LLC, a member managed limited liability company whose sole member is Scooby LP. The general partner of Scooby LP is Scooby GP LLC, a member-managed limited liability company whose sole members are CVC Pet LP and CPP Investments. Both CVC Pet LP and CPP Investments have material consent rights with respect to the actions of Scooby GP LLC. Each share of Class B-1 common stock is convertible into one share of Class A common stock at the option of the holder. As a condition to such conversion, the holder of the shares of Class B-1 common stock to be converted must direct a holder of Class B-2 common stock to transfer an equal number of shares of Class B-2 common stock to us. As described above under “—Related Person Transactions—Note Purchase Agreement,” our Principal Stockholder entered into a Note Purchase Agreement (as defined above), pursuant to which the Notes (as defined above) were issued. The Notes are secured by a pledge of all existing and after-acquired assets of our Principal Stockholder and the Guarantors (as defined above), including shares of our Class A and Class B-1 common stock held by our Principal Stockholder and shares of our Class B-2 common stock held by the Guarantors, as further set forth in the Pledge and Security Agreement (as defined above). The Notes will be repaid and the pledge securing the Notes will be eliminated once our Principal Stockholder has sold shares in amounts sufficient to repay the outstanding amount thereof, taking into account any such proceeds retained by our Principal Stockholder.

(3)

Investment and voting power with regard to shares directly held by CVC Pet LP rests with the board of directors of its general partner, CVC Scooby Jersey GP Limited. Certain investment funds managed by CVC Capital Partners VI Limited wholly own CVC Scooby Jersey GP Limited, and investment and voting power with regard to the shares held by such funds rests with the board of directors of CVC Capital Partners VI Limited, which board consists of Carl Hansen, Victoria Cabot, Fred Watt and Jon Wrigley, each of whose address is c/o CVC Capital Partners VI Limited, 27 Esplanade, St Helier, Jersey JE1 1SG, Channel Islands. Each of these individuals may be deemed to indirectly share voting and/or investment power over the shares held of record by our Principal Stockholder. The approval of a majority of such directors is required to make any investment or voting decision with regard to any shares beneficially owned by CVC Pet LP, and as such, each such individual disclaims beneficial ownership of such shares.

(4)

Investment and voting power with regard to shares indirectly beneficially held by CPP Investments (through our Principal Stockholder) rests with Canada Pension Plan Investment Board (“CPPIB”). John Graham is the President and Chief Executive Officer of CPPIB and, in such capacity, may be deemed to have voting and dispositive power with respect to the shares of our common stock beneficially owned by CPPIB. Mr. Graham disclaims beneficial ownership over any such shares. The address of CPPIB is One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario, M5C 2W5, Canada.

(5)	Represents shares of our Class B-2 common stock directly held by CVC B-2 SPV, LLC, a wholly owned subsidiary of CVC Pet LP.

(6)

Represents shares of our Class B-2 common stock directly held by 9314601 B-2 SPV, LLC, a wholly owned indirect subsidiary of Richard Hamm, who is unaffiliated with CPPIB. 9314601 B-2 SPV, LLC has agreed not to vote or transfer any shares of Class B-2 common stock held by it or such subsidiary except as directed by CPPIB, and accordingly, CPPIB may be deemed to beneficially own such shares held by 9314601 B-2 SPV, LLC or such subsidiary for purposes of Section 13(d) of the Exchange Act. See footnote (4) above for information regarding CPPIB.

(7)

Includes 1,200 shares of Class A common stock that are held in accounts for Mr. Coughlin’s children, and Mr. Coughlin is the custodian of the accounts. Mr. Coughlin disclaims beneficial ownership of the shares held in the custodial accounts.

(8)

Includes beneficial ownership of the following number of shares for which the following persons hold options exercisable on or within 60 days of April 25, 2022: Mr. LaRose, 10,200; Mr. Nuzzo, 72,858; Mr. Zavada, 36,427; Mr. Coughlin, 425,000; Mr. Tichy, 54,643; Mr. MacDonald, 54,643; Ms. Nauman, 4,370; Ms. Eskenazi, 24,285; Ms. College, 10,200; and all executive officers as a group, 692,626.

(9)	Includes 3,000 shares of Class A common stock that are owned by Mr. LaRose’s spouse.

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement is being provided to you in connection with the solicitation of proxies by our board of directors for use at the Annual Meeting to be held on Tuesday, June 28, 2022 at 12:00 p.m., Pacific Time, or at any adjournments or postponements thereof.

1. Where is the Annual Meeting being held?

Our board of directors has determined that the Annual Meeting will be held online via live audio webcast at www.virtualshareholdermeeting.com/WOOF2022. We believe that this is the right choice for Petco as it provides expanded stockholder access regardless of the size of the Annual Meeting or resources available to stockholders, improves communications, and allows the participants to attend the Annual Meeting safely and conveniently from any location at no additional cost. The Company has endeavored to provide stockholders attending the Annual Meeting with the same rights and opportunities to participate as they would at an in-person meeting.

2. What proposals will be addressed at the Annual Meeting?

Stockholders will be asked to consider the following proposals at the Annual Meeting:

1.

To elect the four director nominees named in this proxy statement as Class II directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement, or disqualification (Proposal 1);

2.	To approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (Proposal 2); and

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2023 (Proposal 3).

Additionally, stockholders are entitled to vote (in accordance with the rights described in Question 3 below) on such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof. We are not aware of any matters to be voted on by stockholders at the Annual Meeting other than those included in these proxy materials. If any matter is properly presented at the Annual Meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

3. Who can vote at the Annual Meeting?

Stockholders of record as of the close of business on May 2, 2022, the record date, are entitled to participate in and vote at the Annual Meeting. Pursuant to our certificate of incorporation, holders of our (i) Class A common stock are entitled to one vote on all matters submitted to a vote of stockholders, (ii) Class B-1 common stock have the same rights as our Class A common stock, except that such holders of our Class B-1 common stock are not entitled to vote in the election or removal of directors, and (iii) Class B-2 common stock only have the right to vote in the election or removal of directors. Accordingly:

•	Holders of Class A common stock are entitled to vote on all proposals that will be addressed at the Annual Meeting (Proposals 1, 2, and 3).
•	Holders of Class B-1 common stock are entitled to vote only on Proposals 2 and 3.

•	Holders of Class B-2 common stock are entitled to vote only on Proposal 1.

As of April 25, 2022, there were 227,477,271 shares of our Class A common stock issued and outstanding, 37,790,781 shares of our Class B-1 common stock issued and outstanding, and 37,790,781 shares of our Class B-2 common stock issued and outstanding. Holders of our common stock are entitled to one vote per share on any matter on which the applicable class of common stock is entitled to vote. Pursuant to our certificate of incorporation, holders of Class A, Class B-1, and Class B-2 common stock are not entitled to cumulative voting.

4. How can I participate in, and vote at, the Annual Meeting online?

To participate in the Annual Meeting, including to vote, ask questions, and view the list of registered stockholders as of the record date during the meeting, stockholders of record should go to the Annual Meeting website at www.virtualshareholdermeeting.com/WOOF2022, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website.

If your shares are held in street name and your Notice or voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

The Annual Meeting will begin at 12:00 p.m. Pacific Time on Tuesday, June 28, 2022. Online check-in will begin at approximately 11:30 a.m. Pacific Time, and we encourage you to provide sufficient time before the Annual Meeting begins to check-in. On the day of the Annual Meeting, if you experience technical difficulties either during the check-in process or during the Annual Meeting, please call 844-986-0822 (US) or 303-562-9302 (international) for assistance. We will make a replay of the Annual Meeting available on our Investor Relations website until the next annual meeting.

Stockholders may submit questions during the Annual Meeting on the Annual Meeting website. More information regarding the question and answer process, including the number and types of questions permitted, and how questions will be recognized and answered, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website.

5. How does the board of directors recommend that I vote?

Our board of directors unanimously recommends that stockholders vote “FOR ALL” with respect to the director nominees named in Proposal 1, “FOR” the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers (Proposal 2), and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023 (Proposal 3).

6. How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the common stock outstanding and entitled to vote at the Annual Meeting, must be present or represented by proxy.

7. What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.”

8. What is a proxy card?

The proxy card enables you to appoint Ronald Coughlin, Jr., Brian LaRose, and Ilene Eskenazi as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing such persons to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the date of the Annual Meeting in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

9. If I am a stockholder of record of the Company’s shares, how do I vote?

Before the Annual Meeting, you may vote:

•	by mail, by completing, signing, and dating your proxy card (if applicable);
•	online at www.proxyvote.com; or

•	by telephone, at 1-800-690-6903.

During the Annual Meeting, you may vote online at www.virtualshareholdermeeting.com/WOOF2022.

10. If I am a beneficial owner of shares held in street name, how do I vote?

Beneficial owners should check their voting instruction form or Notice for how to vote in advance of, and how to participate in, the Annual Meeting.

11. Will my shares be voted if I do not provide my proxy? What are broker non-votes?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm, bank, broker-dealer, or other similar organization in their discretion on behalf of clients who have not furnished voting instructions. Specifically, in such circumstances, brokerage firms, banks, broker-dealers, and other nominees generally have the authority (but are not required) to vote shares not voted by customers on certain “routine” matters. Because the ratification of an independent registered public accounting firm (Proposal 3) is the only matter that is considered to be “routine” at the Annual Meeting, your shares may only be voted by your brokerage firm, bank, broker-dealer, or other nominee for the ratification of our independent registered public accounting firm in their discretion on behalf of clients who have not furnished voting instructions. We expect that there should be no broker non-votes (as described below) with respect to Proposal 3.

Brokerage firms, banks, broker-dealers, and other nominees are prohibited from exercising discretionary authority on non-routine matters. Each of the election of directors (Proposal 1) and say-on-pay vote (Proposal 2) is considered a non-routine matter, and, therefore, brokerage firms, banks, broker-dealers, and other nominees cannot exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the Annual Meeting for which you are entitled to vote, those shares will still be counted for purposes of determining if a quorum is present, but will have no effect on the outcome of the vote.

12. What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, the nominees who receive the highest number of shares voted “For” his or her election are elected. Only holders of Class A common stock and Class B-2 common stock are entitled to vote on the election of directors (Proposal 1).

A “withhold” vote against a director and broker non-votes will have no direct effect on his or her election. However, our board also adopted a resignation policy. Under the resignation policy, any director who receives a greater number of votes “withheld” for his or her election than “for” such election must promptly tender his or her resignation offer to the nominating and corporate governance committee. The nominating and corporate governance committee will recommend to our board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that our board accept any resignation offer, the nominating and corporate governance committee may consider all factors that the Committee’s members believe are relevant. Our board will act on the nominating and corporate governance committee’s recommendation within 90 days following certification of the election results. Any director who tenders his or her resignation offer will not participate in the proceedings of either the nominating and corporate governance committee or our board with respect to his or her own resignation offer.

13. What vote is required for other proposals?

Approvals of Proposals 2 and 3 require the affirmative vote of at least a majority of the votes cast. Abstentions are not considered “votes cast” and will have no effect on the outcome of Proposals 2 and 3. Similarly, broker non-votes are not considered “votes cast” and will have no effect on the outcome of Proposal 2. Because broker discretionary voting is permitted with respect to Proposal 3 (although they are not required to exercise it), there should be no broker non-votes with respect to such Proposal. Only holders of Class A common stock and Class B-1 common stock are entitled to vote on Proposals 2 and 3.

14. Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Secretary at 10850 Via Frontera, San Diego, CA 92127 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a brokerage firm, bank, broker-dealer, or other nominee, you must instruct your broker, bank, or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank, or other nominee.

15. What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR ALL” each of the director nominees (Proposal 1), “FOR” the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers (Proposal 2), and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023 (Proposal 3).

16. Is my vote kept confidential?

Proxies, ballots, and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

17. Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of elections and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

18. Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone, or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common stock represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of our board.

Submission of Stockholder Proposals for the 2023 Annual Meeting

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2023 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company by email at InvestorRelations@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 no later than the close of business on January 5, 2023.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting (but not for inclusion in the proxy statement). Notice of a nomination or proposal must be delivered to the Company by email at InvestorRelations@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for our 2023 annual meeting of stockholders, notice of a nomination or proposal must be delivered to us no earlier than the close of business on February 28, 2023 and no later than the close of business on March 30, 2023. Nominations and proposals also must satisfy other requirements set forth in the bylaws. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to the Company’s Secretary no later than April 29, 2023.

For purposes of these proposals, “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not such day is a business day.

Householding Information

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and, together, both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions: If the shares are registered in the name of the stockholder, the stockholder should notify us by email at InvestorRelations@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 to inform us of his or her request. If a brokerage firm, bank, broker-dealer, or other nominee holds the shares, the stockholder should contact such bank, broker or other nominee directly.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website at http://www.sec.gov.

We will provide, without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended January 29, 2022, including the financial statements and schedules (the “2021 annual report”). Any requests for copies of information, reports or other filings with the SEC should be directed to us by email at InvestorRelations@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 to inform us of your request. The 2021 annual report and this proxy statement are also available online at ir.petco.com.

petco®

THE HEALTH +
WELLNESS CO.

10850 Via Frontera
San Diego, CA 92127

www.petco.com

PETCO HEALTH AND WELLNESS COMPANY, INC. 10850 VIA FRONTERA SAN DIEGO, CA 92127 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 27, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/WOOF2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 27, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D83621-P73715 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PETCO HEALTH AND WELLNESS COMPANY, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the Company Proposals number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR all of the following director nominees: 1. Election of Directors Nominees: 01) Christy Lake 02) R. Michael (Mike) Mohan 03) Jennifer Pereira 04) Christopher J. Stadler The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers. 3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2023. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and 2022 Proxy Statement and 2021 Annual Report are available at www.proxyvote.com. We will be conducting our 2022 Annual Meeting of Stockholders virtually at www.virtualshareholdermeeting.com/WOOF2022. D83622-P73715 PETCO HEALTH AND WELLNESS COMPANY, INC. Annual Meeting of Stockholders June 28, 2022 12:00 PM Pacific Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Ronald Coughlin, Jr., Brian LaRose and Ilene Eskenazi, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PETCO HEALTH AND WELLNESS COMPANY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 PM Pacific Time on June 28, 2022, via live audio webcast at www.virtualshareholdermeeting.com/WOOF2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve). Continued and to be signed on reverse side